Exhibit 2.1

STOCK AND ASSET PURCHASE AGREEMENT

dated as of

March 1, 2012

by and among

FLEXTRONICS INTERNATIONAL LTD.,

DIGITALOPTICS CORPORATION, and

with respect to certain matters specifically set forth herein,

TESSERA TECHNOLOGIES, INC.

i

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Zhuhai Facility Lease
Exhibit F	Form of Intellectual Property Assignments
Exhibit G	Form of Intellectual Property Assignment and License Agreement
Exhibit H	Form of Employment Agreement

Seller Disclosure Schedule

Schedule 1.01(a) – Other Business Assets

Schedule 1.01(b) – Transferred IP

Schedule 1.01(c) – Transferred Contract

Schedule 1.01(d) – Business Products

Schedule 1.01(e) – (intentionally omitted)

Schedule 1.01(f) – Identified Customer

Schedule 1.01(g) – Knowledge Persons

Schedule 1.01(h) – Licensed IP

Schedule 1.01(i) – General Software

Schedule 1.01(j) – Permitted Liens

Schedule 1.01(k) – Zhuhai Business Assets

Schedule 1.01(l) – Zhuhai Employees

Schedule 1.01(m) – Zhuhai Facility

Schedule 1.01(n) – Zhuhai Line Projections

Schedule 1.01(o) – Business IP Contracts

Schedule 1.01(p) – Retention Bonus Terms

Schedule 1.01(q) – Maximum Incentive Amount

Schedule 7.01 – Operation of the Business

Schedule 7.03(f) – Requested Sublicenses

Schedule 7.08(a) – Named Employees

Schedule 8.01(d) – Governmental Consents and Approvals

Schedule 8.02(f) – Required Consents

STOCK AND ASSET PURCHASE AGREEMENT

This STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 1, 2012, is entered into by and among DIGITALOPTICS CORPORATION, a Delaware corporation (“Buyer”), FLEXTRONICS INTERNATIONAL LTD., a company organized under the laws of the Republic of Singapore (“Seller”) and the holder of all the equity interests of VISTA POINT ELECTRONIC TECHNOLOGIES (ZHUHAI) CO., LTD, a company incorporated under the laws of the People’s Republic of China (the “Company”), and solely with respect to matters set forth in Section 7.06, Section 7.09 and Article 10, TESSERA TECHNOLOGIES, INC., a Delaware corporation (“Buyer Parent”).

W I T N E S S E T H:

WHEREAS, Seller is engaged in the Business (as defined herein), including the Zhuhai Business (as defined herein);

WHEREAS, Seller is the record and beneficial owner of all of the equity interests of the Company, consisting of US$100,000 in registered capital (the “Equity Interests”);

WHEREAS, Seller and its Affiliates (as defined herein) (i) own or have the right to license all right, title and interest in the Zhuhai Business Assets (as defined herein), the Other Business Assets (as defined herein), and the Business IP (as defined herein) and (ii) employ the Zhuhai Employees (as defined herein);

WHEREAS, the parties hereto desire that, (i) prior to the Closing (as defined herein), Seller shall, or shall cause its Affiliates to, transfer to the Company the Zhuhai Business Assets; (ii) prior to the Closing, Seller shall, or shall cause its Affiliates to, take commercially reasonable efforts to transfer the Zhuhai Employees to the Company, (iii) at the Closing, Seller shall, or shall cause its Affiliates to, sell and transfer to Buyer (or its designated Affiliates), and Buyer (or its designated Affiliates) shall purchase and receive from Seller, the Equity Interests, the Transferred IP (as defined herein) and the Transferred Contract (as defined herein), and Buyer (or its designated Affiliates) shall assume the Assumed Liabilities and (iv) as promptly as practicable after the Closing, Seller shall cause the Asset Selling Entities to sell and transfer to the Company, and Buyer shall cause the Company to purchase from the Asset Selling Entities, the Other Business Assets, upon the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. (i) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Ancillary Agreements” means the Assignment and Assumption Agreements, the Bills of Sale, the China Equity Interests Transfer Agreement, the Escrow Agreement, the Intellectual Property Assignments, the License Agreement, the Transition Services Agreement and the Zhuhai Facility Lease.

“Applicable Law” means, with respect to any Person, any national, federal, provincial, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Asset Selling Entity” means each entity listed as such on Schedule 1.01(a), Schedule 1.01(b) or Schedule 1.01(c). All such entities shall be referred to collectively as the “Asset Selling Entities.” To the extent any of the Other Business Assets, any of the Transferred IP or the Transferred Contract identified on Schedule 1.01(a), Schedule 1.01(b) or Schedule 1.01(c), as applicable, as being owned or held by a given Asset Selling Entity are transferred to another entity prior to being transferred to the Company at the Closing or in the Asset Transfer, as applicable, such other entity shall be treated as an Asset Selling Entity for purposes of Sections 2.01, 2.02, 2.03, 2.04, 3.02, 3.03, 3.06, 3.16, 3.24, 5.02 and 5.03 as if such entity were an Asset Selling Entity on the date of this Agreement.

“Asset Transfer Fees and Expenses” means all shipping, packaging, delivery and other incidental transfer expenses, as well as any transfer Taxes, value added Tax, customs duties or other similar Taxes that are imposed by a Governmental Authority (excluding capital gains or income Taxes, or similar Taxes or fees) and that are not recoverable, in each case, related to the transfer of the Other Business Assets to the Company or to Buyer or its Affiliates pursuant to the Asset Transfer with respect to which evidence of payment has been provided by Seller or Buyer (as applicable) to the other party, in a form reasonably acceptable to such other party; provided, however, that Asset Transfer Fees and Expenses shall exclude (i) Taxes and fees arising from end of day adjustments for Malaysian Tax purposes relating to the transfer of the Other Business Assets to the Company or to Buyer or its Affiliates pursuant to the Asset Transfer, (ii) customs duties or penalties imposed on Seller or its Affiliates arising from non-compliance with the Malaysian customs duty exemption program and (iii) any Taxes reflected in the Post-Closing VAT Adjustment.

“Assignment and Assumption Agreements” means the assignment and assumption agreement substantially in the form attached hereto as Exhibit A.

“Bill of Sale” means the bills of sale substantially in the forms attached hereto as Exhibit B.

“Bukit Raja Facility” means the manufacturing site and building owned by Buyer or its Affiliates at Building No. 7, Jalan Keluli Satu, Kawasan Perindustrian Bukit Raja Selatan, Seksyen 7, Shah Alam, Selangor, 40000, Malaysia.

“Business” means the design, development, manufacture, assembly, sale and support of Camera Modules as conducted by Seller, except for the Retained Business.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by Applicable Law to close.

“Business IP” means, collectively, the Transferred IP and the Licensed IP.

“Business IP Contract” means the Contracts to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates is bound that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property, any Intellectual Property right, or any right in Technology, or that otherwise relates to the Business IP, as set forth in Schedule 1.01(o).

“Business Product” means the Camera Modules, including any Camera Modules currently in development, designed, manufactured, assembled, marketed, sold or supported by the Seller as of the Closing, as set forth on Schedule 1.01(d), but excluding (i) any Camera Modules designed, manufactured, assembled, marketed, sold or supported solely in the conduct of the Retained Business (ii) any Camera Module currently under development solely in relation to the Retained Business; (iii) any Camera Modules discontinued or no longer manufactured by Seller as of the Closing, or (iv) any other optomechatronic product and business of Seller and its Affiliates.

“Camera Module” means a module for capturing photographic or video type images. A Camera Module includes an Image Sensor, a lens, and an aperture and may include an IR filter and other additional components. An “Image Sensor” means a photosensitive silicon array having an analog or digital output. An Image Sensor may also include an on-board A/D converter and an Image Processor that is either on-board or separate. “Image Processor” means a processor for correcting the output signal from an Image Sensor such as, for example, to demosaic, color balance, gamma correct or otherwise compensate the signal.

“Cash and Cash Equivalents” shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, cash security deposits and other cash collateral posted with vendors, landlords, and other parties, and any evidence of indebtedness issued or guaranteed by the U.S. government.

“China Closing” shall mean the parties hereunder have successfully obtained the Approval Reply, the Certificate of Approval (each as defined in the China Equity Interests Transfer Agreement) and a new business license of the Company evidencing the transfer of the Equity Interests to Buyer.

“China Equity Interests Transfer Agreement” shall mean an Equity Interests Transfer Agreement to be entered into between Seller and Buyer, which shall be governed by PRC law and which shall be submitted to applicable PRC Governmental Authorities for their respective approvals with respect to the transfer of the Equity Interests.

“Closing Asset Transfer Fees and Expenses” means all shipping, packaging, delivery and other incidental transfer expenses, as well as any transfer Taxes, value added Tax, customs duties or other similar Taxes that are imposed by a Governmental Authority (excluding capital gains or income Taxes, or similar Taxes or fees) and that are not recoverable, in each case, related to the transfer of the Zhuhai Business Assets to the Company or to Buyer or its Affiliates pursuant to the Asset Transfer, with respect to which evidence of payment has been provided by Seller to Buyer, in a form reasonably acceptable to Buyer, and excluding any Tax reflected in the VAT Adjustment.

“Company Benefit Plan” means each material employment, consulting, or severance agreement, arrangement or plan and each other material plan or arrangement providing for compensation, bonuses, commission, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation or holiday benefits, insurance (including any mandatory social insurance programs, commercial insurance and self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, fringe benefit, workers’ compensation, supplemental unemployment benefits, housing funds, maternity insurance, work-related injury insurance, change in control payments, post-employment or retirement benefits and other time-off benefits (including compensation, pension, health, medical or life insurance benefits) that is maintained, contributed to or required to be contributed to, by Seller or any of its Affiliates, under which any Zhuhai Employee or Named Employee, or any current or former employee, director, officer or independent contractor of the Company benefit and with respect to which the Company has any current or future obligations or liabilities, contingent or otherwise with respect to any Zhuhai Employee, Named Employee, or any current or former employee, director, officer or independent contractor of the Company.

“Component IP” means any and all Intellectual Property contained within, covering or protecting any Technology, component, device, module or Software acquired by Seller, its Affiliates or the Asset Selling Entities from a third party for inclusion or implementation into a Business Product which was licensed (or the rights were exhausted) as a result of such acquisition.

“Consent Payments” means all amounts that shall become payable by the Company prior to, at or after the Closing pursuant to any Transferred Contract as a result of the transactions contemplated by this Agreement; provided, however, that “Consent Payments” shall not include any Severance Payment.

“Contract” means any legally binding contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage or other arrangement.

“Customer IP” means any and all Intellectual Property contained within, covering or protecting any Technology, component, device, module or Software provided by or on behalf of the Identified Customer to Seller, its Affiliates or the Asset Selling Entities for use in the Retained Business.

“Divested Entity” means any former Affiliate of a Party as and from the moment it no longer qualifies as an Affiliate under this Agreement because of a sale, conveyance or other transfer of such Affiliate, and any unincorporated business or division of a Party or an Affiliate of a Party as and from the moment it is divested by the Party or the relevant Affiliate of the Party to a transferee that is not an Affiliate of a Party.

“Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other third party, relating to (i) the protection of human health and safety (to the extent concerned with the exposure to Hazardous Substances), (ii) the protection of the environment or (iii) Hazardous Substances.

“Environmental Permits” means all Permits and Licenses relating to or required by Environmental Laws and required by the Zhuhai Business.

“Escrow Agent” means U.S. Bank National Association or another United States nationally recognized escrow agent reasonably agreed to by Buyer and Seller.

“Escrow Agreement” means that certain escrow agreement in the form attached hereto as Exhibit C.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Excluded IP” means any Customer IP, Component IP, Licensed IP and the Licensed Third Party IP.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“General Software” means Software generally used by Seller, and its Affiliates in the operation of Seller’s business (e.g., CRM, ERP and supply chain systems, HR Software, and Flex Flow), as well as third party design tools Software listed on Schedule 1.01(i), and not used to develop, use, manufacture or assemble Business Products.

“Governing Documents” means the constituent legal document(s) by which any Person (other than an individual) establishes its legal existence or by which its internal affairs are governed.

“Governmental Authority” means any transnational, domestic or foreign national, federal, provincial, state or local governmental authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Identified Customer” means the customer listed on Schedule 1.01(f).

“Indebtedness” means: (a) all indebtedness or obligations created, assumed or incurred in any manner for borrowed money of any kind; (b) all obligations for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business); (c) all obligations secured by any Lien (other than Permitted Liens) whether or not the Company has assumed or become liable for the payment of such indebtedness; (d) all obligations for reimbursement of amounts drawn on or with respect to letters of credit, banker’s acceptances and other evidences of indebtedness representing extensions of credit, (e) all capital lease obligations, and (f) any guarantees for the benefit of any other Person with respect to any indebtedness or obligations of such Person of the sort described in the preceding clauses (a), (b), (d) and (e).

“Indemnity Escrow Period” means the period beginning on the Closing Date and ending on the one year anniversary of the Closing Date.

“Intellectual Property” means and includes all of the following types of intellectual property, which may exist or be created under the laws of any jurisdiction: (i) Patents, (ii) Trademarks, (iii) works of authorship such as Software, including any copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (iv) mask work rights, and any registrations and applications for registration thereof; (v) databases and data collections (including design databases, knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration thereof, (vi) trade secrets, and other show how, know how (including any ideas, formulas, compositions), processes, techniques, specifications, business plans, proposals, designs, technical data, invention disclosures, customer data, financial information, pricing and cost information, bills of material or other similar information), unpatented improvements to any Patent or confidential or proprietary information, (vii) any URL and domain name registrations, (viii) inventions (whether or not patentable) and any improvements to such inventions; (ix) any other proprietary or intellectual property now known or hereafter recognized in any jurisdiction worldwide, together with, in each case, all benefits, privileges, rights, including exclusive exploitation rights and moral rights, and interest in any of the foregoing intellectual property including the right to sue, recover damages (including damages for infringement or misappropriation occurring prior to the Closing Date) and obtain relief for any infringement, misappropriation or violation of any of the foregoing intellectual property.

“Inventory Value” represents the standard cost (computed in accordance with past practice of the Seller as of January 12, 2012), net of applicable purchase price variance, of the good, usable inventory of the Company at the Closing (to the extent related to the Business), such cost to be agreed by the Buyer and Seller prior to the Closing Date.

“Knowledge” means (i) with respect to any natural person, the actual knowledge, of such person, or (ii) with respect to Seller or its Affiliates, the actual knowledge of the individuals set forth on Schedule 1.01(g), and the knowledge such persons should have acquired in the ordinary course of the performance of each such person’s respective duties with Seller and its Affiliates.

“Licensed Documentation” means the tangible or electronic embodiments of the Licensed IP and Licensed Third Party IP provided to Buyer pursuant to this Agreement or any of the Ancillary Agreements, other than (i) Patent docket files and correspondence with any Governmental Authority regarding any Registered IP in the Licensed IP and (ii) publicly available, unredacted license agreements and other publicly available unredacted documents.

“Licensed IP” means the Intellectual Property (other than Transferred IP) owned by Seller or any Affiliate (including Licensed Documentation, Excluded IP and sublicenseable Licensed Third Party IP) that is used to make, use, sell or import any Camera Module including as listed in Schedule 1.01(h), other than (i) General Software, (ii) Component IP and (iii) Customer IP.

“Licensed Third Party IP” means the Third Party IP, excluding Standard Software, General Software, Component IP and Customer IP, that is used in the Business.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, or encumbrance in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any change, event, development, or effect that has a material adverse effect (i) on the business, condition (financial or otherwise), results of operations or assets and properties of the Zhuhai Business, taken as a whole, or (ii) on the ability of Seller to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any change, event, development, or other effect (each, an “Effect”), either alone or in combination with any other Effect, arising from or relating to (a) general business or economic conditions affecting the industry in which the Zhuhai Business operates generally or the economy of the U.S. or any non-U.S. market where the Zhuhai Business has material operations or sales (provided that any such Effect does not have a materially disproportionate adverse effect on the Zhuhai Business as compared to the other companies that operate in the same industry as the Zhuhai Business); (b) any Effect resulting from or arising out of the taking of any action required to be taken or failure to take any action prohibited from being taken pursuant to the terms and conditions of this Agreement or any Ancillary Agreement; (c) national political or social conditions, including natural disasters, hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or escalation of any such natural disasters, hostilities, acts of war or terrorism existing as of the date hereof (provided that any such Effect does not have a disproportionate adverse effect on the Zhuhai Business as compared to the other companies that operate in the same industry as the Zhuhai Business or that operate in the affected geographical region); (d) conditions in the financial, banking, or securities markets (provided that any such Effect does not have a disproportionate adverse effect on the Zhuhai Business as compared to the other companies that operate in the same industry as the Zhuhai Business); (e) changes in GAAP or Applicable Law after the date of this Agreement; (f) any failure by the Zhuhai Business to meet any revenue, earnings, cost or expense projections (in and of itself, aside from the underlying reasons for such failure); (g) any Effect (including any loss of employees, any cancellation, termination or reduction of or delay in customer orders, any litigation or any disruption in supplier, distributor, partner or similar relationships) resulting from or arising out of the execution, delivery, announcement or performance of this Agreement or the announcement, pendency or anticipated consummation of the transactions contemplated hereby or by the Ancillary Agreements; (h) any cancellation, termination, reduction of or delay in orders by any customer or supplier of the Zhuhai Business under any Contract or arrangement, including without limitation the Transferred Contract and any statements of work thereunder, unless (x) such cancellation, termination or reduction is a result of any action taken by Seller or its Affiliates (other than in response to any demand by the counterparty to the Transferred Contract that it would not be commercially reasonable for Seller or its Affiliates to accept in the ordinary course of Seller’s historical business), (y) such cancellation, termination or reduction is due to a breach of the Transferred Contract by Seller or its Affiliates, or (z) Seller has Knowledge as of the date hereof of any impending cancellation or termination of such Contract or arrangement; or (i) any Effect resulting out of, related to or in connection with Seller’s discontinuation of that portion of the Business or Zhuhai Business that is not related to the Business Products.

“Maximum Incentive Amount” means the amount set forth on Schedule 1.01(q).

“Order” means any judgment, order, injunction, decree, writ, permit or license of any Governmental Authority or any arbiter.

“Other Business Assets” means those assets, properties and rights of the Asset Selling Entities set forth on Schedule 1.01(a).

“Other Business Assets Price” means US$5,171,608 (the “Original Other Business Assets Price”), to be reduced by US$61,567 at the end of each month following June 30, 2012 until the Other Business Asset Delivery Date. To the extent any of the Other Business Assets are transferred to the Company prior to the Closing (the “Early Arriving Assets”), the Other Business Assets Price shall be reduced by an amount mutually agreed to by the parties in good faith, which amount shall reflect the amount of the Other Business Asset Price then in effect that is attributable to such Early Arriving Assets, and such Early Arriving Assets shall be treated as Zhuhai Business Assets for all purposes of this Agreement.

“Patent Family” means all Patents or applications in the same priority chain (i.e., all Patents and applications that claim priority to the same non-provisional application or applications, and all Patents and non-provisional applications from which priority is claimed by the identified patent or application), (b) all corresponding foreign Patents and applications; and (c) all Patents and applications that are subject to a terminal disclaimer that disclaims the term of any such Patent or application beyond the term of any member of the family.

“Patents” means any and all patents, utility models, industrial designs and design patents, worldwide, and applications therefor (and any patents that issue as a result of those patent applications), and includes all divisions, continuations, continuing prosecution applications, continuations in part, reissues, renewals, re-examinations, provisionals and extensions thereof and any counterparts worldwide claiming priority therefrom; and all rights in and to any of the foregoing.

“Permitted Liens” means (i) Liens imposed by Applicable Law for current Taxes or governmental assessments, charges or claims not yet due and payable (or for current Taxes that may thereafter be paid without penalty or interest or which are being contested in good faith and by appropriate proceedings); (ii) Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business consistent with past practice for sums (x) that are not overdue for a period of more than thirty (30) days and are not in excess of US$10,000 (or local currency equivalent) in the case of a single item or US$25,000 (or local currency equivalent) in the aggregate at any time and (y) that are being contested in good faith; (iii) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and (iv) Liens disclosed in Schedule 1.01(j).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing VAT Adjustment” means the amount of VAT actually paid to the Governmental Authorities in the PRC by Seller to the extent such tax was actually imposed upon Seller as a result of the transfer of the Other Business Assets.

“PRC” means the People’s Republic of China, excluding Taiwan, Macau and the Hong Kong Special Administrative Region.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.

“Proceeding” means any action, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Proprietary Business Software” means Software owned or purported to be owned by Seller or its Affiliates and used in Business Products or used to test Business Products.

“Registered IP” means the Intellectual Property that are registered, filed, or issued under the authority of any Governmental Authority, including all Patents, registered copyrights, registered Trademarks, registered mask works, and domain names, and all applications for any of the foregoing.

“Retained Business” means Seller’s business of designing, developing, prototyping, manufacturing and supplying to the Identified Customer, its Affiliates and their respective suppliers Camera Modules for use in products (whether currently existing or developed in the future) sold by the Identified Customer or its Affiliates.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all computer programs, operating systems, databases, applications systems and firmware or software code of any nature, whether operational, under development or inactive, in both source and object code form, including all modules, routines and sub-routines thereof and all related source and other preparatory materials including user requirements, functional specifications and programming specifications, ideas, principles, programming languages, algorithms, data files, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and including any manuals, programmers’ notes or other documentation relating thereto and computer generated work, regardless of storage medium.

“Standard Software” means generally commercially available, “off-the-shelf” or “shrink-wrapped” Software that is not redistributed with or used in the development or provision of the Business Products and that has an annual support cost of US$10,000 (or local currency equivalent) or less.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tax Return” means any report, declaration, return, information return, claim for refund, or statement relating to Taxes, including any transfer pricing reports, schedule or attachment thereto and any amendments thereof.

“Tax Sharing Agreement” means any and all agreements or arrangements (whether or not written) binding the Company that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the principal purpose of determining any Person’s Tax liability.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, goods and services, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever (including any Tax liability incurred or borne as transferee or successor), including any interest, penalty, or addition thereto, whether disputed or not.

“Taxing Authority” means any Governmental Authority responsible for the imposition, administration or collection of any Taxes.

“Technology” means know-how, trade secrets and other proprietary information contained with, protecting, covering or relating to any Camera Modules, Camera Module designs, auto-focus mechanisms, Camera Module components, lens designs, lens prescriptions, optical CAD files (e.g. ZEMAX, Code-V), flex circuits, boards, layouts, schematics, test programs, optical test mechanisms, mask sets, products, development tools, algorithms, APIs, databases, data collections, diagrams, inventions, methods and processes (whether or not patentable), assembly designs, assembly methods, know-how, network configurations and architectures, proprietary information, protocols, layout rules, schematics, packaging and other specifications, Software (in any form, including without limitation source code, executable code, firmware, hardware configuration data, RTL code, Gerber files and GDSII files), techniques, interfaces, verification tools, technical documentation (including instruction manuals, samples, studies and summaries), designs, bills of material, build instructions, test automation, test reports, performance data, optical quality data, routines, formulae, test vectors, IP cores, net lists, lab notebooks, prototypes, samples, studies, and all other forms of technology that are used or held for use in the Business.

“Third Party IP” means the Intellectual Property and Technology owned by a third party, excluding any (i) Standard Software, (ii) General Software, (iii) Component IP and (iv) Customer IP, that is licensed or provided to the Company pursuant to a Business IP Contract in connection with the Business, including as set forth on Schedule 1.01(c).

“Trademarks” means any and all registered and unregistered trademarks, trade names, company names, logos, trade dress, service marks, collective membership marks, certification marks, slogans, 800 numbers, social media pages, hash tags and other forms indicia of origin, whether or not registerable as a trademark in any given country, and the goodwill associated with any of the foregoing, together with registrations and applications therefore.

“Transaction Incentive” means (i) any contingent liabilities of the Company as of the Closing for the payment of severance under any Contract or otherwise pursuant to Applicable Law to any Continuing Zhuhai Employee (the “Assumed Severance Liabilities”), which liabilities were assumed or incurred by the Company prior to or at the Closing pursuant to Contracts with the Continuing Zhuhai Employees substantially in the form attached hereto as Exhibit H, or pursuant to any other Contracts with the Company to the extent such Contracts are consented to by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), (ii) retention bonuses required to be paid by the Company to Continuing Zhuhai Employees on such terms as described on Schedule 1.01(p) (a “Retention Bonus”), including but not limited to such Retention Bonuses provided by Contracts or agreements with the Company substantially in the form attached hereto as Exhibit H or pursuant to any other Contracts with the Company to the extent such Contracts are consented to by Buyer (such consent not to be unreasonably withheld, conditioned or delayed); and (iii) any cash payments made by Seller or any of its Affiliates (including the Company) to any Continuing Zhuhai Employee prior to the Closing arising out of or in connection with the transfer of such Continuing Zhuhai Employee to the Company, provided that such payments are consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) (“Cash Severance Payments”).

“Transaction Liens” means Liens imposed by Applicable Law for current Taxes or governmental assessments, charges or claims not yet due and payable (or for current Taxes that may thereafter be paid without penalty or interest), which arise as a consequences of the transactions contemplated by this Agreement and which will be released following payments and filings to be made by Seller as required under this Agreement.

“Transferred Contract” means the Contract set forth on Schedule 1.01(c).

“Transferred Designs” means the design specifications for the Business Products, including design specifications in the process of development as well as the design specifications listed in Part D of Schedule 1.01(b), and any trade secret information owned by Seller or an Affiliate relating exclusively to any such design specifications.

“Transferred Documentation” means the tangible or electronic embodiments of the Technology and Transferred Software provided to Buyer pursuant to this Agreement or any of the Ancillary Agreements, and all files and documentation relating to any of the Transferred IP, including Patent docket files and correspondence with any Governmental Authority regarding any Registered IP in the Transferred IP.

“Transferred IP” means collectively the Transferred Documentation, the Transferred Designs, Transferred Marks, Transferred Patents, and the Transferred Software but in all instances excluding the Excluded IP.

“Transferred Marks” means the Trademarks listed in Part A of Schedule 1.01(b).

“Transferred Patents” means the Patents listed in Part B of Schedule 1.01(b) (including all members of the Patent Family of such Patents).

“Transferred Software” means the Proprietary Business Software listed in Part C of Schedule 1.01(b).

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the date hereof, by and between Buyer and an Affiliate of Seller in the form attached hereto as Exhibit D.

“VAT Adjustment” means the value of the existing VAT receivable, as calculated for US GAAP purposes, on the books and records of the Company, immediately prior to Closing. For the avoidance of doubt the VAT Adjustment and existing VAT receivable will be the amount actually paid to the Governmental Authorities in the PRC by Seller prior to Closing to the extent such tax was actually imposed upon Seller prior to Closing as a result of the transfer of the Zhuhai Business Assets.

“Zhuhai Business” means the development, manufacture, assembly and support of Business Products as conducted by Seller in Zhuhai, China.

“Zhuhai Business Assets” means those assets set forth on Schedule 1.01(k).

“Zhuhai Employees” means those employees set forth on Schedule 1.01(l).

“Zhuhai Facility” means approximately 12,520 square meters of Building 11 at Seller’s facility in Zhuhai, China, as set forth on Schedule 1.01(m).

“Zhuhai Facility Lease” means that certain Zhuhai Facility Lease, by and between the Company and Flextronics Manufacturing (Zhuhai) Co., Ltd. in the form attached hereto as Exhibit E.

“Zhuhai Line Equipment” means the equipment and manufacturing lines, included in the Zhuhai Business Assets at the Zhuhai Facility, that are in use or allocated for use to fulfill Seller’s forecasted shipments as set forth on Schedule 1.01(n).

(a) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Proposal	7.13(b)
Agreement	Preamble
Alternative Transaction	7.13(b)(ii)
Alternative Transaction Negotiation Period	7.13(b)(iv)
Asset Allocation	2.07(b)
Asset Transfer	2.02(a)
Assumed Liabilities	2.05(a)
Business Financial Statements	3.08
Buyer	Preamble
Buyer Indemnified Party	6.02(a)
Buyer Offer Notice	7.13(a)
Buyer Parent	Preamble
Buyer Proposal	7.13(a)
Claim	6.02(a)
Claim Dispute Notice	6.03(f)
Closing	2.03
Closing Assets	2.01
Closing Date	2.03
Closing Officer’s Certificate	2.03(c)(x)
Closing Purchase Price	2.01
Closing Purchase Price Allocation	2.07(a)
Company	Preamble
Company Securities	3.04(b)
Continuing Zhuhai Employees	7.08(a)
Current Balance Sheet	3.08
Damages	6.02(a)
Deductible	6.02(a)(i)
Draft Asset Allocation	2.07(b)
Draft Closing Purchase Price Allocation	2.07(a)
Equity Interests	Preamble
Escrowed Reimbursement Amount	2.02(a)
Estimated Claim Amount	6.03(d)(ii)
Excess Incentive Obligations	7.14(b)
Excluded Liabilities	2.05(b)

Term	Section
Exercise Notice	7.13(b)(ii)
Fiscal Year Business Financial Statements	3.08
Form 8-K	7.09(c)
Indemnifying Party	6.03(a)
Indemnity Escrow Account	2.03(a)
Indemnity Escrow Amount	2.03(a)
Intellectual Property Assignments	2.03(c)(vi)
Interim Business Financial Statements	3.08
Inventory Schedule	2.03(c)(x)
License Agreement	2.03(c)(vii)
Listed Contracts	3.11(a)
Maximum Indemnity Amount	6.02(a)(ii)
Named Employees	7.08(a)
Negotiation Notice	7.13(b)(ii)
Offer Period	7.13(a)
Officer’s Claim Certificate	6.03(d)
Other Business Asset Delivery Date	2.02(a)
Permits and Licenses	3.17
Post-Closing Business Financial Statements	7.07(a)
Post-Closing Incentive Obligations	7.14(a)
Pre-Closing Incentive Payments	7.14(a)
Pre-Closing Period	7.01
Product Warranty	3.15
Product Warranty Breach	6.02(a)
Required Consent	8.02(f)
Requested Sublicenses	7.03(f)
ROFR Notice	7.13(b)(i)
ROFR Process	7.13(b)
Seller	Preamble
Seller Disclosure Schedule	Article 3
Seller Plan	7.08(b)
Specified Representations	6.01
Solicitation	7.13(a)
Straddle Period Tax Return	5.01(b)
Tax Proceeding	5.03(c)
Third Party Claim	6.03(a)
Third Party Claim Notice	6.03(a)
Transfer Taxes	5.02
Warranty Breach	6.02(a)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context shall require otherwise. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified unless the context shall suggest otherwise. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein, except with respect to the Ancillary Agreements to the extent provided in Section 6.02 or Section 7.06. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any defined term in this Agreement shall be deemed to include the single and plural forms of the term defined. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2

PURCHASE AND SALE

Section 2.01 Purchase and Sale at the Closing. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller will, or will cause the applicable Asset Selling Entity to, sell, assign, transfer, convey and deliver to Buyer (or one or more of its Affiliates, to be designated by Buyer), and Buyer and its designated Affiliates will purchase, acquire and receive from Seller (or the applicable Asset Selling Entity),

(a) the Equity Interests,

(b) the Transferred IP, and

(c) the Transferred Contract,

in each case, free and clear of all Liens other than Transaction Liens (collectively, the “Closing Assets”). In consideration of the sale and transfer of the Closing Assets, Buyer shall pay Seller the aggregate amount (such amount, the “Closing Purchase Price”) of (A) US$23,000,000 in cash, less (B) the Original Other Business Assets Price, plus (C) the Inventory Value, plus (D) the VAT Adjustment, less (E) the amount of any Consent Payments not previously satisfied by Seller, plus (F) all Cash and Cash Equivalents of the Company at the Closing, plus (G) 50% of all Closing Asset Transfer Fees and Expenses paid by Seller or its Affiliates prior to the Closing, less (H) the amount of Excess Incentive Obligations, if any. Any amounts payable to Seller under this Section 2.01 shall be paid by Buyer in cash by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, to be so designated no later than three Business Days prior to Closing. Seller and Buyer hereby agree that the successful completion of the China Closing shall take place prior to, and be a condition precedent to the Closing hereof. Seller and Buyer further agree that the transfer price of the Equity Interests set forth under the China Equity Interests Transfer Agreement shall not become due and payable until the Closing hereof, and is included in the Closing Purchase Price hereunder.

Section 2.02 Purchase and Sale of the Other Business Assets.

(a) Upon the terms and subject to the conditions of this Agreement, on the date when all of the Other Business Assets have been delivered to the Zhuhai Facility pursuant to Section 7.12 (such date, the “Other Business Asset Delivery Date”), Seller will cause the Asset Selling Entities to sell, assign, transfer and convey to the Company by delivery, and Buyer will cause the Company to, and the Company will, purchase, acquire and receive from the Asset Selling Entities, the Other Business Assets, free and clear of all Liens (the “Asset Transfer”). In consideration of the sale and transfer of the Other Business Assets to the Company, Buyer will, at Closing, deposit or cause to be deposited with the Escrow Agent an amount in cash equal to the Original Other Business Assets Price plus US$150,000 (which amount represents a good faith estimate of 50% of the Asset Transfer Fees and Expenses to be reimbursed as described in Section 2.02(b)) (the “Escrowed Reimbursement Amount”), to be held in accordance with the terms and conditions set forth in the Escrow Agreement until such time as such amount is released in accordance with the terms of the Escrow Agreement. Any amounts payable to Seller or the Asset Selling Entities under this Section 2.02 shall be paid in cash by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, to be so designated no later than three Business Days prior to the Other Business Asset Delivery Date.

(b) At the earlier of the Other Business Asset Delivery Date or, subject to Section 7.14(b), the date of the termination of this Agreement, the Buyer shall promptly reimburse Seller for (i) 50% of the Asset Transfer Fees and Expenses paid by Seller and its Affiliates and (ii) 100% of the Post-Closing VAT Adjustment. Payment of such amounts on the Other Business Asset Delivery Date shall be as provided in Sections 2.04(a) and 2.04(b). Following the Other Business Asset Delivery Date, to the extent that 50% of the aggregate Asset Transfer Fees and Expenses actually paid by Seller and its Affiliates exceeds the amounts paid to Seller or the Asset Selling Entities out of the Escrowed Reimbursement Amount pursuant to Section 2.04(a) (taking into account any payments made Section 2.04(b)), then Buyer shall, promptly following receipt of evidence of the additional payments by Seller or its Affiliates in a form reasonably acceptable to Buyer, reimburse Seller or its Affiliates for such difference. Notwithstanding anything in this Agreement to the contrary, if any Asset Transfer Fees and Expenses or Closing Asset Transfer Fees and Expenses are paid by Buyer and its Affiliates, 50% of such amounts may be set off against any amounts that would otherwise be required to be paid under this Section 2.02(b) or otherwise, and, if such amounts are not so set off, shall be reimbursed by Seller to Buyer, it being intended by the parties that all Asset Transfer Fees and Expenses and Closing Asset Transfer Fees and Expenses be borne one half by Seller and its Affiliates and one-half by Buyer and its Affiliates.

Section 2.03 Closing. The closing (the “Closing”) of the purchase and sale of the Closing Assets hereunder shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025, no later than the third Business Day after the date on which the conditions to Closing set forth in Article 8 hereof, unless another date, time or location is agreed to in writing by the parties. The date on which the Closing occurs is referred to as the “Closing Date” in this Agreement. At the Closing:

(a) Buyer shall deliver to Seller, by wire transfer of immediately available funds to an account designated by Seller in writing at least three Business Days prior to the Closing Date, the Closing Purchase Price, less US$500,000 (the “Indemnity Escrow Amount”), which Indemnity Escrow Amount shall be deposited by Buyer in an escrow account (the “Indemnity Escrow Account”) as provided in Section 2.03(b).

(b) Buyer shall deliver to the Escrow Agent the Indemnity Escrow Amount by wire transfer of immediately available funds for deposit in the Indemnity Escrow Account in accordance with the Escrow Agreement.

(c) Seller shall deliver, or cause to be delivered, to Buyer:

(i) the approval certificates and other documentation of applicable Governmental Authorities set forth in Schedule 8.01(d);

(ii) such waivers or consents as Buyer may require to enable the transfer of the Equity Interests to Buyer as set forth in Schedule 8.02(f);

(iii) copies of the resolutions or written consent duly adopted by the board of directors of each of Seller and the Company authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby, certified by the corporate secretary of Seller and the Company, respectively;

(iv) originals of all current Permits and Licenses of the Company, the corporate seal and financial seal(s) of the Company, and originals of the capital verification reports of the Company issued by a certified PRC auditor;

(v) original copies of the Governing Documents of the Company as well as all amendments thereto, certified by Seller;

(vi) the intellectual property assignment agreements executed by the applicable Asset Selling Entities, dated on or prior to the Closing Date and in the form attached as Exhibit F (the “Intellectual Property Assignments”);

(vii) a counterpart signature page to the Intellectual Property License Agreement (the “License Agreement”) dated on or prior to the Closing Date and in the form attached as Exhibit G;

(viii) a counterpart signature page to the Escrow Agreement, duly executed by Seller;

(ix) the Zhuhai Facility Lease, duly executed by Flextronics Manufacturing (Zhuhai) Co., Ltd. and the Company, registered with the competent property registration authority;

(x) a certificate (the “Closing Officer’s Certificate”) duly executed by Seller, dated as of the Closing Date, certifying (A) that the conditions set forth in Sections 8.02(a), 8.02(b), 8.02(i) and 8.02(j) have been satisfied, (B) a schedule (a draft if which, in a form reasonably acceptable to Buyer, shall be delivered to Buyer at least three Business Days prior to Closing) listing in reasonable detail the items of inventory included in the calculation of the Inventory Value (the “Inventory Schedule”), (C) the amount of the VAT Adjustment, (D) the amount of Cash and Cash Equivalents of the Company at Closing (along with reasonable documentation of such amounts), (E) the amount of Consent Payments that have not previously been satisfied by Seller, (F) the amount of Closing Asset Transfer Fees and Expenses (along with reasonable documentation of such amounts), and (G) the amount of Excess Incentive Obligations, if any;

(xi) a Bill of Sale duly executed by Seller and the applicable Asset Selling Entities for the Transferred IP;

(xii) an Assignment and Assumption Agreement duly executed by Seller and the applicable Asset Selling Entities for the Transferred Contract;

(xiii) the VAT invoices and customs declaration documents relating to the transfer of the Zhuhai Business Assets pursuant to Section 7.11, including all invoices required for the Company to make a claim to recover the amount of the VAT Adjustment;

(xiv) an employment agreement, in a form mutually agreed to by Buyer and Seller, or in substantially the form attached hereto as Exhibit H, duly executed by the Company and each Continuing Zhuhai Employee; and

(xv) such other documents and instruments as counsel for Buyer and Seller mutually agree to be reasonably necessary to consummate the transactions described in Section 2.01.

(d) Buyer shall deliver, or cause to be delivered, to Seller:

(i) a counterpart signature page to the License Agreement, duly executed by Buyer and Buyer Parent;

(ii) a counterpart signature page to the Escrow Agreement, duly executed by Buyer;

(iii) a Bill of Sale acknowledged by Buyer or its designated Affiliates, as applicable, for the Transferred IP;

(iv) an Assignment and Assumption Agreement duly executed by Buyer or its designated Affiliates, as applicable, for the Transferred Contract;

(v) a certificate duly executed by Buyer, dated as of the Closing Date, to the effect that the conditions set forth in Sections 8.01(a) and 8.01(b) have been satisfied; and

(vi) such other documents and instruments as counsel for Buyer and Seller mutually agree to be reasonably necessary to consummate the transactions described in Section 2.01.

Section 2.04 Post-Closing Asset Transfer. The closing of the Asset Transfer shall take place on the Other Business Asset Delivery Date at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025, or at such time and place as Seller and Buyer may mutually agree. At the closing of the Asset Transfer:

(a) Buyer shall cause the Company to deliver (A) the Other Business Assets Price and (B) an amount equal to 50% of the Asset Transfer Fees and Expenses actually paid by Seller and its Affiliates as of the Other Business Asset Delivery Date (or, if less, the Escrowed Reimbursement Amount) to the Asset Selling Entities or Seller, as the case may be, by wire transfer of immediately available funds to the account or accounts designated by Seller, in the form of U.S. Dollars in accordance with the terms set forth in the Escrow Agreement.

(b) In the event that the Asset Transfer Fees and Expenses actually paid by Seller and its Affiliates as of the Other Business Asset Delivery Date (A) exceed US$300,000, Buyer shall deliver, or cause to be delivered to Seller or the Asset Selling Entities, as the case may be, an amount in cash equal to 50% of the amount by which the Asset Transfer Fees and Expenses exceeds US$300,000 by wire transfer of immediately available funds to an account or accounts designated by Seller in the form of U.S. Dollars, or (B) are less than US$300,000, Buyer and Seller shall jointly instruct the Escrow Agent to release to Buyer an amount equal to 50% of the difference between US$300,000 and the aggregate Asset Transfer Fees and Expenses actually paid by Seller and its Affiliates (for the avoidance of doubt, nothing in Section 2.04(a) and this Section 2.04(b) shall limit the Buyer’s obligation under Section 2.02(b)).

(c) Seller shall deliver, or cause to be delivered, to Buyer and the Company:

(i) a Bill of Sale duly executed by Seller and the applicable Asset Selling Entities for the Other Business Assets;

(ii) evidence reasonably acceptable to Buyer of the Asset Transfer Fees and Expenses paid by Seller and its Affiliates; and

(iii) such other documents and instruments as Buyer and Seller mutually agree to be reasonably necessary to consummate such an Asset Transfer, as described in Section 2.02.

(d) Buyer shall deliver, or cause to be delivered, to Seller:

(i) a Bill of Sale duly executed by the Company for the Other Business Assets;

(ii) such other documents and instruments Buyer and Seller mutually agree to be reasonably necessary to consummate such an Asset Transfer, as described in Section 2.02.

Section 2.05 Liabilities.

(a) Subject to the terms and conditions of this Agreement, Buyer or its Affiliate (including the Company following the Closing), as applicable, shall assume, perform and discharge only the following obligations and liabilities (collectively, the “Assumed Liabilities”):

(i) At the Closing, the Company shall assume obligations and liabilities to Continuing Zhuhai Employees pursuant to the employment agreements delivered under Section 2.03(c)(ix), subject to the terms and conditions of Section 7.08 and 7.11;

(ii) At the Closing, Buyer or an Affiliate of Buyer shall assume obligations and liabilities arising out of the use or ownership of the Zhuhai Business Assets and the Transferred IP or arising out of the development, manufacture, assembly, sale or support of the Business Products by Buyer and its Affiliates, in each case, after the Closing;

(iii) At the Closing, Buyer or an Affiliate of Buyer shall assume ongoing and future obligations under the Transferred Contract, except that Buyer and its Affiliates will not assume any liabilities or other obligations arising out of the performance by Seller and its Affiliates under the Transferred Contract prior to the Closing; provided that, if an obligation or liability arises from sales of products or other performance under the Transferred Contract by both Buyer and Seller (or their respective Affiliates), then the obligation or liability will be assumed by Buyer to the extent it relates to Buyer’s (or Buyer’s Affiliate’s) sales of products under the Transferred Contract and will be retained by Seller to the extent it relates to Seller’s (or Seller’s Affiliate’s) sales of products under the Transferred Contract;

(iv) At the Other Business Assets Delivery Date, the Company shall assume obligations and liabilities arising out of the use or ownership of the Other Business Assets after the Other Business Assets Delivery Date; and

(v) At the Closing, the Company shall assume such obligations and liabilities as provided in the documentation approved by Buyer pursuant to Section 7.11(a).

Nothing in this Section 2.05(a) shall prevent Buyer from recovering Damages for breach or failure of, or default under, any representation, warranty or covenant of Seller under this Agreement, subject to the limitations provided in Article 6 of this Agreement.

(b) Except as set forth in Section 2.05(a), Buyer is not assuming, and will not be liable for any liabilities or obligations of any kind or nature whatsoever of the Seller or its Affiliates related to or arising from Seller’s conduct of the Business prior to the Closing and its conduct of the Retained Business prior to or after the Closing, regardless of when asserted (all such liabilities or obligations, the “Excluded Liabilities”).

Section 2.06 Withholding. Buyer and its Affiliates (including the Company, after the Closing) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or any Ancillary Agreement to Seller, the Asset Selling Entities or any other Person such amounts as Buyer or its Affiliates are required to deduct and withhold under any Tax law with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement and the Ancillary Agreements as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.07 Allocation of Purchase Price.

(a) The Closing Purchase Price, as adjusted pursuant to any other provision of this Agreement, shall be allocated as among the Equity Interests, the Transferred IP and, to the extent applicable, the Transferred Contract and the Ancillary Agreements. As soon as reasonably practicable after the date hereof, Buyer shall provide Seller with a draft of such allocation (the “Draft Closing Purchase Price Allocation”), and Buyer and Seller shall cooperate in good faith to agree upon a final version of such allocation (the “Closing Purchase Price Allocation”) prior to the preparation of the China Equity Interests Transfer Agreement. The China Equity Interests Transfer Agreement shall be prepared consistently with the Closing Purchase Price Allocation.

(b) The Other Business Assets Price shall be allocated as among the Other Business Assets. Buyer shall provide Seller with a draft of the allocation of the Other Business Assets Price among the Other Business Assets for tax purposes (the “Draft Asset Allocation”), and Buyer and Seller shall cooperate in good faith to agree upon a final version of such allocation (the “Asset Allocation”). It is anticipated that a separate transfer agreement relating to the Other Business Assets shall be prepared consistently with the Asset Allocation for purposes of filing with applicable Governmental Authorities.

(c) Buyer, Seller, the Asset Selling Entities and their Affiliates shall file all Tax Returns, reports and filings with respect to the transactions contemplated by this Agreement consistently with the Closing Purchase Price Allocation and the Asset Allocation. The Closing Purchase Price Allocation and the Asset Allocation will be adjusted as agreed by Buyer and Seller to reflect any payments treated as purchase price adjustments.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that the statements contained in this Article 3 are true and correct, except as set forth in the schedules provided by Seller to Buyer (the “Seller Disclosure Schedule”).

Section 3.01 Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the PRC. On the Closing Date, the Company will have all powers and authority required to carry on the Zhuhai Business as currently conducted in all material respects. The Company is duly qualified to do business as a foreign corporation and is in good standing (to the extent such concept is recognized) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be likely to have a Material Adverse Effect.

(b) Seller is a business entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation (to the extent such concept is recognized in such jurisdiction).

Section 3.02 Corporate Authorization. Seller has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Seller, the Company and the Asset Selling Entities, as applicable, have all requisite corporate power and authority to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which they are a party. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action on the part of Seller. The execution, delivery and performance by the Company and each Asset Selling Entity, as applicable, of the Ancillary Agreements to which such entity is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action on the part of the Company and each Asset Selling Entity, as applicable. This Agreement has been duly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery by the other parties to this Agreement, constitutes a valid and binding agreement of Seller (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

Section 3.03 Noncontravention. The execution, delivery and performance by Seller, the Company and the Asset Selling Entities of this Agreement and the Ancillary Agreements to which such entity is a party, do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) except as set forth on Section 3.03(i) of the Seller Disclosure Schedule, violate the Governing Documents of Seller, the Company and the Asset Selling Entities, as applicable, (ii) assuming compliance with the laws of the PRC, violate any Applicable Law to which Seller, the Company or the Asset Selling Entities are subject in any material respect, (iii) except as set forth on Section 3.03(iii) of the Seller Disclosure Schedule, and except as would not reasonably be likely to be material to the Zhuhai Business, taken as a whole, require any consent or other approval by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under any Transferred Contract or any material right or material obligation of the Company; or (iv) result in the creation or imposition of any Lien on any of the Zhuhai Business Assets or Other Business Assets, or any other assets of the Company, other than Permitted Liens.

Section 3.04 Capitalization.

(a) As of the date hereof, the outstanding equity interests of the Company consist of US$100,000 in registered capital.

(b) All registered capital of the Company has been duly authorized and validly issued and is fully paid and no further sums are payable with respect to the issue of such registered capital. Except as described in Section 3.04(a), there are no outstanding (i) equity interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares or voting securities of the Company or (iii) options, stock appreciation rights, restricted stock units, phantom stock, phantom equity, warrants or other rights to acquire from the Company or any other

Person, or other obligation of the Company to issue, any equity interests, capital stock, shares, voting securities or securities convertible into or exchangeable for equity interests, capital stock, shares or voting securities of the Company (the interests and securities listed in clauses (i), (ii) and (iii) of this Section 3.04(b) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.05 Ownership of Equity Interests. Seller is the record and beneficial owner of the Equity Interests, free and clear of any Liens, other than Permitted Liens.

Section 3.06 Title to Zhuhai Business Assets and Other Business Assets; Sufficiency.

(a) Seller and its Affiliates have good and valid title to the Zhuhai Business Assets, and the Asset Selling Entities or the Company have, or shall have at the Other Business Asset Delivery Date, good and valid title to the Other Business Assets, in each case, free and clear of all Liens, other than Permitted Liens.

(b) Except as set forth on Section 3.06(b) of the Seller Disclosure Schedule, the Zhuhai Business Assets and the Other Business Assets, together with the Business IP, the assets, properties and rights of the Company and the rights provided to Buyer and the Company in the Ancillary Agreements, constitute all the assets, properties and rights owned by the Seller and its Affiliates required for the design, development, manufacture, assembly and support of the Business Products as of the Closing Date.

Section 3.07 Subsidiaries. The Company does not currently have and has never had any Subsidiaries or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. The Company has no branches.

Section 3.08 Financial Statements. Seller has made available to Buyer unaudited consolidated balance sheets and related consolidated statements of operations for the Zhuhai Business as of and for each of the 12-month periods ended March 31, 2008, 2009, 2010 and 2011, respectively (the “Fiscal Year Business Financial Statements”), and the unaudited consolidated balance sheets and related consolidated statements of operations for the Zhuhai Business as of and for the nine-month period ended December 31, 2011, respectively (the “Interim Business Financial Statements” and, together with the Fiscal Year Business Financial Statements, the “Business Financial Statements”). Except as set forth therein or in the notes thereto, the Business Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated therein and present fairly in all material respects, the financial position and results of operations of the Zhuhai Business, on a consolidated basis, as of the respective dates and for the respective periods indicated therein, except that the Interim Business Financial Statements may not contain footnotes and are subject to normal and recurring year-end adjustments. The unaudited consolidated balance sheet of the Zhuhai Business as of December 31, 2011 shall be referred to in this Agreement as the “Current Balance Sheet.”

Section 3.09 Absence of Certain Changes. During the period from December 31, 2011 to the date of this Agreement, the Zhuhai Business has been conducted in the ordinary course consistent with past practice and there has not been:

(a) any event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) any amendment of the articles of incorporation, bylaws or other similar Governing Documents (whether by merger, consolidation or otherwise) of the Company;

(c) any splitting, combination or reclassification of any shares in the capital or of capital stock of the Company or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof), including any Tax distribution, in respect of the shares or capital stock of the Company, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Company Securities;

(d) any (i) increase or decrease of the registered capital of the Company, (ii) issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any Company Securities (whether by merger, consolidation or otherwise), (iii) amendment of any term of any Company Security (whether by merger, consolidation or otherwise) or (iv) grant of options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) such capital stock or shares;

(e) any creation, acquisition, disposition, dissolution or liquidation of any Subsidiary of the Company;

(f) any capital expenditure or commitment for any capital expenditure by the Zhuhai Business or the Company in excess of US$100,000 (or local currency equivalent) individually or US$200,000 (or local currency equivalent) in the aggregate;

(g) any acquisition or agreement to acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, of any assets, securities, properties, interests or businesses in connection with or related to the Zhuhai Business, other than supplies in the ordinary course of business consistent with past practice;

(h) any sale, lease, license assignment, exchange, pledge, mortgage, encumbrance, abandonment or other transfer of, or creation or incurrence of any Lien (other than Permitted Liens) on any of the Zhuhai Business Assets or Other Business Assets, other than sales or license of Camera Modules in the ordinary course of business consistent with past practice;

(i) the making of any loans, advances or capital contributions to, or investments in, any other Person, in connection with the Zhuhai Business, other than in the ordinary course of business consistent with past practice;

(j) [intentionally omitted];

(k) except as set forth on Section 3.09(k) of the Seller Disclosure Schedule, (i) any entry by Seller or any of its Affiliates into any agreement or arrangement that would limit or otherwise restrict in any material respect Buyer or any of its Affiliates or any successor thereto after the Closing Date (including the Company after the Closing), from engaging or competing in any line of business, in any jurisdiction or with any Person or (ii) the entering into by Seller or any of its Affiliates of any Contract that would be a Listed Contract, or the amendment or modification in any material respect (including a waiver, release or assignment of any material rights, claims or benefits under) by Seller or its Affiliates or termination by Seller or its Affiliates of any Listed Contract required to be disclosed by Section 3.11 (including, without limitation, the Transferred Contract);

(l) except as set forth on Section 3.09(l)(i) of the Seller Disclosure Schedule, the sale, disposition, transfer or license to any Person of any rights to any Transferred IP or any Licensed IP used in the Business (other than the disposition of the Intellectual Property portfolio set forth on Section 3.09(l)(ii) of the Seller Disclosure Schedule and other than licensing on a non-exclusive basis in the ordinary course of business consistent with past practice); or the sale, disposition or transfer or providing a copy of the source code for Proprietary Business Software to any Person;

(m) the entering into any arrangement, the result of which is the loss, expiration or termination of any license or right under or to any Licensed Third Party IP;

(n) except as set forth on Section 3.09(n) of the Seller Disclosure Schedule, (i) the establishment, adoption, amendment or termination (except as required by Applicable Law) of any Company Benefit Plan (or any plan, program or arrangement that would be a Company Benefit Plan) or collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any Zhuhai Employee or Named Employee, or any director, officer, employee or independent contractor of the Company, or (ii) any increase in compensation, bonus, severance, change in control or other benefits, which compensation, bonus, severance, change in control or other benefits would be payable by the Company after the Closing (whether or not under an existing severance or termination pay policy, employment agreement or Company Benefit Plan), to any Zhuhai Employee, or to any director, officer, employee or independent contractor of the Company;

(o) in connection with the Zhuhai Business, any new, change in or revocation of any Tax election; settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; change in any annual Tax accounting period, filing of any amended Tax Return; entrance into any tax allocation agreement, Tax Sharing Agreement, tax indemnity agreement or closing agreement relating to any Taxes; surrender of any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, in each case that is outside the ordinary course of business and that would reasonably be expected to have a material effect on the Tax liability of the Company after the Closing Date;

(p) any change in methods of accounting or accounting practices for the Zhuhai Business, including, but not limited to, any change in the accounting treatment of inventory;

(q) any failure to pay or otherwise satisfy any liability of the Company or the Zhuhai Business presently due and payable, except such liabilities which are being contested in good faith by appropriate means or procedures and which do not exceed US$1,000,000 (or local currency equivalent) individually or in the aggregate;

(r) any failure to renew any insurance policy, or any cancellation or material amendment of any insurance policy, or any failure by Seller or its Affiliates to given all notices and present all claims with a value exceeding US$500,000 (or local currency equivalent) individually or US$1,000,000 (or local currency equivalent) in the aggregate under all such policies in a timely fashion, in each case, related to the Zhuhai Business;

(s) any material loss, damage or destruction to the Zhuhai Business Assets or the Other Business Assets; or

(t) any settlement, or offer or proposal to settle, (i) any material suit, claim or other Proceeding related to the Zhuhai Business or (ii) any suit, claim or other material Proceeding or dispute that relates directly to the transactions contemplated hereby.

Section 3.10 Indebtedness; No Undisclosed Liabilities. Except as set forth on Section 3.10 of the Seller Disclosure Schedule, the Company does not have any Indebtedness. Except as set forth on Section 3.10 of the Seller Disclosure Schedule, there are no liabilities of the Company of any kind whatsoever, whether accrued, contingent absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on a balance sheet of the Company, and to the Knowledge of the Seller, there are no specific existing conditions or circumstances that would reasonably be expected to result in such a liability, other than:

(a) liabilities provided for in the Current Balance Sheet or disclosed in the notes thereto, but only those liabilities on such Current Balance Sheet that pertain to the Zhuhai Business Assets, Zhuhai Employees, the Other Business Assets and/or the Transferred Contract; or

(b) other undisclosed liabilities incurred in the ordinary course of business since December 31, 2011 which, individually or in the aggregate, are not material to the Company or the Zhuhai Business, taken as a whole.

Section 3.11 Contracts.

(a) Section 3.11 of the Seller Disclosure Schedule contains a list, as of the date of this Agreement, of all Contracts referred to in clauses (i) through (xvi), inclusive, of this Section 3.11(a) to which the Company is party, or which relate to the Zhuhai Business (or, to the extent specified below, the Business) and to which Seller or any of its Affiliates is a party (each, a “Listed Contract” and, collectively, the “Listed Contracts”). True and complete copies of each Listed Contract have been made available to Buyer prior to the date hereof:

(i) any Contract for the employment of any Zhuhai Employee or Named Employee involving annual salary and/or potential bonus payments in excess of US$100,000 (or local currency equivalent), or any Contract for the employment of any individual with the Company on a full-time, part-time, consulting or other basis;

(ii) any Contract providing severance or change in control benefits to any Zhuhai Employee or Named Employee, or any director, officer, employee or independent contractor of the Company involving payments in the excess of amounts otherwise required to be paid by statute under the laws of the PRC;

(iii) any Contract (or group of related Contracts) for the lease of personal property to or from any Person to which the Company is party (or if such personal property is used in the Zhuhai Business (including, without limitation, any of the Zhuhai Business Assets or Other Business Assets), even if the Company is not party) involving annual payments in excess of US$25,000 (or local currency equivalent) individually;

(iv) any Contract to which the Company is party that creates any obligation to pay any third party that is not terminable without penalty on notice of 30 days;

(v) any sales, distribution or other similar agreement providing for the sale of Business Products, materials, supplies, goods, services, equipment or other assets of the Business that provides for (A) annual payments to Seller or any of its Affiliates of US$250,000 (or local currency equivalent) or more or (B) aggregate payments to Seller or any of its Affiliates of US$500,000 (or local currency equivalent) or more over the lifetime of such Contract;

(vi) any joint venture, partnership or other agreement involving sharing of profits of the Business with any Person or entity;

(vii) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for the benefit of the Zhuhai Business;

(viii) any Contract to which the Company is party that would trigger liability exceeding US$20,000 (or local currency equivalent) upon termination thereof;

(ix) any Contract pursuant to which any Transferred IP is currently licensed or otherwise conveyed or provided to a third party by Seller, the Company or its Affiliates, or pursuant to which Seller, Company or its Affiliates have agreed not to enforce any rights in the Transferred IP against any third party;

(x) all licenses, sublicenses and other Contracts to which the Company or its Affiliates are a party and pursuant to which the Company or its Affiliates have acquired or are authorized to use any Licensed Third Party IP, other than Standard Software that is not incorporated into, redistributed with or used in the development, manufacturing or provision of the Business Products;

(xi) any Contract with a Governmental Authority related to the Zhuhai Business;

(xii) any Contract containing covenants directly or explicitly limiting (A) the freedom of the Company to compete in any line of business or with any Person or entity or in any area or that could, after the Closing Date, limit or restrict in any material respect Buyer or any of its Affiliates (including the Company after the Closing) from engaging or competing in any line of business, in any jurisdiction or with any Person; or (B) the freedom of the Company or any Affiliate of the Company to compete in the field of the Business, or that could, after the Closing Date, limit or restrict in any material respect Buyer or any of its Affiliates (including the Company after the Closing) from engaging in or competing in the field of the Business in any jurisdiction or with any Person;

(xiii) any indemnification agreements related to the Zhuhai Business, other than indemnification offered in connection with commercial transactions in the ordinary course of business;

(xiv) any Contracts between Seller or any of its Affiliates, on the one hand, and the Company, or any director or officer of the Company, on the other hand; and

(xv) any other Contracts to which the Company is party that are not otherwise listed in response to clauses (i) through (xv).

(b) (i) each Listed Contract (including, without limitation, the Transferred Contract) is in full force and effect and represents a legally valid and binding obligation of each of Seller or any of its Affiliates that is a party thereto, and (ii) to the Knowledge of Seller, (A) no party to a Listed Contract is in material breach or default, and (B) no event has occurred which with notice or lapse of time would constitute a material breach or default, or give rise to a right of termination, modification or acceleration under any such Listed Contract, (iii) neither Seller, nor any of its Affiliates, has received a written notice that it has breached, violated or defaulted under any of the Listed Contracts to which it is a party and (iv) no third party to any Listed Contract has canceled or otherwise terminated or, to the Knowledge of Seller, has threatened to cancel or otherwise terminate its relationship, with Seller or any of its Affiliates.

(c) Section 3.11(c) of the Seller Disclosure Schedule sets forth the names of (i) the 10 suppliers to the Business to whom Seller and its Affiliates paid the greatest sum of money with respect to and (ii) the customers of the Business Products during the nine months ended December 31, 2011. Since December 31, 2011, none of the suppliers or the customers listed in Section 3.11(c) of the Seller Disclosure Schedule has notified Seller or any of its Affiliates in writing that it is canceling, reducing or otherwise terminating or that it intends to cancel, reduce or otherwise terminate its relationship with Seller or any of its Affiliates.

Section 3.12 Litigation. Except as set forth on Section 3.12 of the Seller Disclosure Schedule, there is no private or governmental Proceeding pending and, to the Knowledge of Seller, no such Proceeding has been threatened in writing by a third party against the Company or, or to the extent related to the Zhuhai Business, against Seller or its Affiliates. To Seller’s Knowledge, there is no specific fact or circumstance that, either alone or together with other facts and circumstances, would reasonably be expected to give rise to any Proceeding against the Company by a third party, or to the extent related to the Zhuhai Business, against Seller or its Affiliates. There is no judgment, decree or order against Seller or any of its Affiliates related to the Zhuhai Business or, to the Knowledge of Seller, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement or the Ancillary Agreements. As of the date of this Agreement, there is no litigation that Seller or its Affiliates has pending against any other party that is primarily related to the Business.

Section 3.13 Compliance with Laws and Court Orders. Seller and its Affiliates have conducted, and are conducting, the Zhuhai Business in compliance in all material respects with all Applicable Laws. As of the date of this Agreement, no written claim or Proceeding has been received by Seller or its Affiliates, with respect to the Zhuhai Business or to Seller’s Knowledge, has been filed, commenced or threatened against Seller or its Affiliates, alleging any violation of any of the foregoing which has not been resolved. As of the date of this Agreement, neither Seller or any of its Affiliates, with respect to the Business or the Zhuhai Business has received any written notice or direction, or to Seller’s Knowledge, any other notice, from any Governmental Authority challenging or questioning the legal right of Seller or any of its Affiliates to design, market, offer or sell any of the Business Products.

Section 3.14 Properties.

(a) Owned Real Property. The Company owns no real property. Seller and its Affiliates own the Zhuhai Facility. Except as set forth on Section 3.14 of the Seller Disclosure Schedule, with respect to the Zhuhai Facility:

(i) Seller or its Affiliates have duly obtained the land use right for industrial usage with respect to the land parcel on which the Zhuhai Facility is located for fifty years, ending on December 30, 2053;

(ii) Seller or its Affiliates have paid in full the land granting fee as set forth under the land grant contract entered into with the local land authority;

(iii) Seller or its Affiliates have title to the Zhuhai Facility, free and clear of all Liens, other than Permitted Liens;

(iv) there are no pending or, to Seller’s Knowledge, threatened, Proceedings, lawsuits, or administrative actions relating to the Zhuhai Facility; and

(v) the Zhuhai Facility has received all material approvals of Governmental Authorities (including Permits and Licenses) required in connection with the ownership, construction or operation thereof and has been operated and maintained in accordance with all Applicable Laws in all material respects.

(vi) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any third party or parties the right of use or occupancy of any portion of the Zhuhai Facility;

(vii) there are no outstanding options or rights of first refusal to purchase the Zhuhai Facility, or any portion thereof or interest therein;

(viii) the Zhuhai Facility is supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all Applicable Laws, ordinances, rules, and regulations and is provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property; and

(ix) the Zhuhai Facility is in a state of good maintenance and repair (subject to normal wear and tear consistent with the age of the assets and properties) and is adequate and suitable for the purposes for which it is presently being used.

(b) Leased Real Property. Other than as contemplated by the Zhuhai Facility Lease, no real property is leased from or to a third party by the Company.

(c) Business Assets. Except as set forth on Section 3.14(c) of the Seller Disclosure Schedule, Seller has, or as of the Closing Date will have, transferred ownership of, all of the Zhuhai Business Assets to the Company, free and clear of all Liens other than Transaction Liens, on arm’s length terms and in a manner that complies with PRC law in all material respects, including with respect to taxation, Customs control and foreign currency control. Except as set forth on Section 3.14(c) of the Seller Disclosure Schedule, the Zhuhai Business Assets and the Other Business Assets are, and the Other Business Assets on the Other Business Assets Delivery Date will be, (i) in good operating condition and repair, subject to normal wear and tear, (ii) usable in the ordinary course of business and (iii) conform in all material respects to Applicable Law relating to their construction, use and operation.

Section 3.15 Products. Each of the Business Products, other than Business Products currently in development, is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all Applicable Laws. None of the Business Products (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Business Product or any product or system containing or used in conjunction with such Business Product or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Business Product or any product or system containing or used in conjunction with such Business Product (such warranties and contractual commitments, each a “Product Warranty”). Seller has provided Buyer, or Section 3.15 of the Seller Disclosure Schedule sets forth, a complete and accurate listing of all Product Warranty claims received and logged by the Company or its Affiliates regarding any Business Product since January 1, 2009, including a listing of the resolution of all such Product Warranty claims.

Section 3.16 Intellectual Property.

(a) Registered IP Ownership. Seller, Company and the Asset Selling Entities exclusively own all right, title, and interest to and in the Transferred IP free and clear of any Liens (other than licenses granted pursuant to the Contracts listed in Section 3.11 of the Seller Disclosure Schedule and other than Permitted Liens). Section 3.16(a) of the Seller Disclosure Schedule accurately identifies as of the date of this Agreement (i) each item of Registered IP included in the Transferred IP; (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest, and (iv) all material unregistered Trademarks used in connection with the Business Products. To the Knowledge of the Seller, the Transferred Documentation includes complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Registered IP.

(b) Licensed Third Party Intellectual Property. Other than the Third Party IP listed in Section 3.16(b) of the Seller Disclosure Schedule and the Component IP, no other Third Party IP is used in the Business.

(c) Licenses Granted. Section 3.16(c) of the Seller Disclosure Schedule accurately identifies as of the date of this Agreement each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Transferred IP. Except as set forth on Section 3.16(c) of the Seller Disclosure Schedule, none of Seller, the Company and the Asset Selling Entities is bound by, and no Transferred IP or Licensed IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Seller, the Company or the Asset Selling Entities to use, assert, enforce, or otherwise exploit any Transferred IP or Licensed IP (as such Licensed IP is currently used in the Business) anywhere in the world. As of the date of this Agreement, neither Seller, the Company nor the Asset Selling Entities have transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use any Transferred IP, or any exclusive right to the Licensed IP, to any Person.

(d) Transferred IP Ownership and Licensed IP Rights. Seller, the Company or the Asset Selling Entities exclusively or jointly own all right, title, and interest to and in the Transferred IP, or have the right to grant licenses under and to the Licensed IP, free and clear of any Liens (other than non-exclusive licenses granted in the ordinary course of business or pursuant to the Contracts listed in Section 3.16(c) of the Seller Disclosure Schedule or Permitted Liens). Each Person who is or was an employee, officer, director or contractor of Seller, the Company or the Asset Selling Entities and who is or was involved in the creation or development of any Transferred IP has signed an agreement containing an assignment, or has otherwise assigned, to Seller, the Company or the Asset Selling Entities of all Intellectual Property in such Person’s contribution to the Transferred IP. To the Knowledge of the Seller, no current or former shareholder, officer, director, or employee of Seller, Company or the Asset Selling Entities has any claim, right (whether or not currently exercisable), or ownership interest in any Transferred IP.

(e) Payment Obligations. Section 3.16(e) of the Seller Disclosure Schedule contains a complete and accurate list of all Contracts pursuant to which the Company or its Affiliates are obligated to pay royalties, fees, commissions, and other amounts (other than sales commissions paid to employees according to the standard commissions plan of the Company or its Affiliates) for the manufacture, sale, or distribution of any Business Product or the use of any Business IP in the Business.

(f) Registration; Validity. Seller, Company and the Asset Selling Entities or their respective Affiliates have made all filings and payments and taken all other reasonable actions required to be made or taken to maintain each item of Registered IP included in the Transferred IP in full force and effect by the applicable deadline in accordance with all Applicable Laws. No interference, opposition, reissue, reexamination, or other Proceeding is or since January 1, 2008 has been pending or, to the Knowledge of Seller, threatened, in which the scope, validity, or enforceability of any Transferred IP is being, has been, or could reasonably be expected to be contested or challenged. To the Knowledge of the Seller, each item of Registered IP included in the Transferred IP is in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Registered IP have been made by the applicable deadline. To the Knowledge of Seller, Seller, Company and the Asset Selling Entities have not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Registered IP included in the Transferred IP. To the Knowledge of Seller, no Transferred Marks conflicts or interferes with any trademark or trade name owned, used, and applied for by any other Person. To the Knowledge of Seller, no specific event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of Transferred Marks.

(g) Infringement of Transferred IP. To the Knowledge of Seller, no Person has infringed, misappropriated, or otherwise violated, and to the Knowledge of Seller, no Person is currently infringing, misappropriating, or otherwise violating, any Transferred IP. Section 3.16(g) of the Seller Disclosure Schedule accurately identifies as of the date of this Agreement (and Seller has provided to Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to Seller, Company or the Asset Selling Entities or any representative thereof regarding any alleged infringement or misappropriation of any Transferred IP, copies of which have been previously made available to Seller.

(h) Effect of Transaction. To the Knowledge of Seller, neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Business IP; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Section 3.16(b) or Section 3.16(c) of the Seller Disclosure Schedule; (iii) the release, disclosure, or delivery of any Business IP by or to any escrow agent or other Person; or (iv) the grant to any other Person of any license or other right or interest under, to, or in any Business IP.

(i) Sufficiency. The Company and its Affiliates own or otherwise have all necessary rights to use all Transferred IP and Licensed IP used in or necessary for the conduct of the Business as currently conducted.

(j) Non-infringement. Neither the Seller, the Company nor any Asset Selling Entity has infringed, misappropriated, or otherwise violated any Intellectual Property right of any other Person in the conduct of the Business. The Business Products do not infringe, misappropriate, or otherwise violate the Intellectual Property rights of any other Person. No infringement, misappropriation, or similar claim or Proceeding is pending and Seller, Company and the Asset Selling Entities have not received any written notice or threat of such claim or Proceeding against the Company. To the Knowledge of Seller, no Person is currently entitled to be indemnified or reimbursed by the Company or its Affiliates with respect to such claim or Proceeding.

(k) Development Obligations. As of the date of this Agreement, the Company and its Affiliates do not have any unfulfilled obligation under any Contract primarily relating to the Business Products to develop any deliverables for a third party.

(l) Malicious Code. No Business Product or Transferred Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

(m) Source Code. No source code for any Transferred Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. Neither the Company nor any of its Affiliates have any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Transferred Software to any escrow agent or other Person. To the Knowledge of Seller, no event has occurred, and no specific circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Transferred Software to any other Person who is not, as of the date of this Agreement, an employee of the Company.

(n) Open Source. No Transferred Software incorporated into Business Products, and to the Knowledge of the Seller no other Transferred Software, is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU General Public License, Lesser GNU General Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Business Product or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for any portion of such Business Product, or (B) the granting to licensees of the right to make derivative works or other modifications to such Business Products or portions thereof or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of the Company or any of its Affiliates to use, distribute or charge for any Business Product.

(o) Funding Sources. Except as described in Schedule 3.16(o), no funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Transferred IP.

(p) Standards Bodies. None of Seller, Company and the Asset Selling Entities is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Seller, Company or the Asset Selling Entities to grant or offer to any other Person any license or right to any Transferred IP, or to any Licensed IP.

Section 3.17 Permits and Licenses. Section 3.17 of the Seller Disclosure Schedule sets forth each material license, franchise, permit, certificate, approval or other similar authorization of any Governmental Authority relating primarily to the Zhuhai Business as of the date hereof (the “Permits and

Licenses”) together with the name of the Governmental Authority issuing each of the Permits and Licenses. Except as set forth on Section 3.17 of the Seller Disclosure Schedule or as would not be material to the Zhuhai Business, taken as a whole, (i) the Permits and Licenses are valid and are currently in effect, (ii) Seller, the Company and Seller’s other Affiliates are not in default under and, to the Knowledge of Seller, no condition exists that with notice or lapse of time or both would constitute a default under the Permits and Licenses, (iii) none of the Permits and Licenses will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby and (iv) the Company has, or will have at the time of the Closing, all Permits and Licenses required to carry on the Zhuhai Business after the Closing as the Zhuhai Business is conducted as of the date hereof.

Section 3.18 Inventory. The inventory included in the Zhuhai Business Assets consists of raw materials and supplies, and purchased parts, none of which is damaged or defective.

Section 3.19 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.20 Employees. Section 3.20 of the Seller Disclosure Schedule sets forth a complete list of all Zhuhai Employees, including the titles, annual salaries or wage rates, other compensation, status as full-time or part-time, jurisdiction of residence and principal employment and length of service. Other than any Zhuhai Employees, the Company has no employees, independent contractors or other service providers. Section 3.20 of the Seller Disclosure Schedule also lists any Zhuhai Employee currently on leave and in receipt of disability benefits, applicable workplace safety and insurance/workers’ compensation benefits and those employees currently on pregnancy or parental leave or other leave approved by Seller or any of its Affiliates, together with the type of leave and their expected date of return to work if known. To Seller’s Knowledge, all of the Zhuhai Employees have the legal right to perform services for the Company and all of the Named Employees who are actually transferred to Buyer of one of its Affiliates (together with the Continuing Zhuhai Employees, the “Transferred Employees”) will have the right to perform services for Buyer, as applicable, in accordance with local immigration, work permit and similar Applicable Laws and regulations. None of the Transferred Employees has notified Seller or any of its Affiliates in writing that he or she intends to resign or retire.

Section 3.21 Labor Matters. Except as disclosed under Section 3.21 of the Seller Disclosure Schedule, no Zhuhai Employee is covered by any collective bargaining agreement or association, works council or similar organization. Except as disclosed under Section 3.21 of the Seller Disclosure Schedule, as of the date of this Agreement, there is no pending or to Seller’s Knowledge, threatened, and within the last three years there has been no, (a) work stoppage, slowdown or labor strike against Seller or any of its Affiliates related to the Zhuhai Business or (b) labor union, works council or similar labor organizational activity or other labor dispute against or affecting Seller or any of its Affiliates related to the Zhuhai Business. As of the date of this Agreement, Seller and its Affiliates are in compliance in all material respects with all currently Applicable Laws respecting employment and employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, occupational safety and health, and wages and hours, including overtime compensation and hours, as they relate to any of the Zhuhai Employees. As of the date of this Agreement, there is no unfair labor practice complaint pending or to Seller’s Knowledge, threatened against Seller or any of its Affiliates before the National Labor Relations Board or a similar Governmental Authority.

Section 3.22 Employee Benefit Plans.

(a) Section 3.22 of the Seller Disclosure Schedule contains a true and complete list of each Company Benefit Plan as of the date of this Agreement, excluding, for this and all purposes of this Section 3.22, any mandatory social insurance programs and funds that Seller and its Affiliates are required to contribute to, and the actual payments made with respect to each Transferred Employee since his/her employment, and any Company Benefit Plan sponsored or required by any government, Governmental Authority or any Person other than Seller or its Affiliates. Other than with respect to any Seller Plans that are publicly available on EDGAR, Seller has made available to Buyer or its agents or representatives, as applicable, true, correct and complete copies of (i) each Company Benefit Plan, including all amendments thereto, (ii) the most recent summary plan description, if any, together with the summaries of material modifications, if any, and (iii) as applicable, each trust agreement relating to such Company Benefit Plan, if applicable.

(b) Seller and its Affiliates have timely and fully made all contributions to social insurance programs and funds that are required to be paid for each Zhuhai Employee since his/her employment commenced.

(c) With respect to each Company Benefit Plan, as applicable, (i) such Company Benefit Plan has been operated, maintained and administered in all material respects in accordance with its terms and all Applicable Laws, (ii) if intended to qualify for special tax treatment, such Company Benefit Plan meets all requirements for such treatment and (iii) if intended or required to be funded and/or book-reserved, such Company Benefit Plan is fully funded except as would not result in a material liability of the Company and/or book reserved in all material respects, as appropriate, based upon actuarial assumptions used in such Company Benefit Plan’s most recent actuarial valuation.

(d) The Company has no obligation to provide health or other non-pension benefits to retired or other former employees, except as required by Applicable Law.

(e) Other than as provided (A) in the form employment agreement attached hereto as Exhibit H or pursuant to any other Contracts with the Company to the extent such Contracts are consented to by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), or (B) by Applicable Law (except requirements under any Contract which provides for payments in excess of what would otherwise be required by Applicable Law), neither the execution and delivery of this Agreement nor the consummation of transactions contemplated by this Agreement (either alone or in conjunction with any other event) will result in (i) the acceleration of the time of payment or vesting, or any payment or funding (through a grantor trust or otherwise) of compensation, equity awards or benefits payable by the Company, (ii) an obligation to pay any Transaction Incentive, (iii) the increase of an amount payable by the Company or (iv) any other liability to the Company to or with respect to any Transferred Employee or any current or former employee, director or consultant of the Company.

Section 3.23 Environmental Matters.

(a) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, except in each case as has been resolved, and no material investigation, action, claim, suit, Proceeding or review is pending, or threatened in writing by any Governmental Authority or other Person in connection with the operation of the Zhuhai Business and relating to or arising out of any Environmental Law.

(b) To the Knowledge of Seller, there are no liabilities or obligations of or relating to the Business Products or the Zhuhai Facility of any kind whatsoever as of the date of this Agreement, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or any Hazardous Substance.

(c) To the Knowledge of Seller, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any parcels of the Owned Real Property or the Leased Real Property.

(d) Except as set forth on Section 3.23(d) of the Seller Disclosure Schedule, (i) the Company is, and the operation of the Zhuhai Business is, and within the last five years each has been, in compliance in all material respects with all Environmental Laws and Seller and its Affiliates have obtained and are in compliance with all Environmental Permits; (ii) such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby; and (iii) the Company has, or will have at the time of the Closing, all Environmental Permits required to carry on the Zhuhai Business after the Closing as the Zhuhai Business is conducted as of the date of this Agreement.

(e) There has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the Zhuhai Business or any property or facility now or previously owned, leased or operated by Seller or any of its Affiliates in its conduct of the Zhuhai Business which is in Seller’s or any of its Affiliates’ (or any of their respective current or former agents, attorneys or advisors) possession or control and has not been delivered to Buyer at least 10 calendar days prior to the date hereof.

(f) Notwithstanding any other provision of this Agreement, the representations and warranties contained in this Section 3.23 are the sole representations and warranties of Seller with respect to Environmental Laws, Environmental Permits and Hazardous Substances.

Section 3.24 Tax Matters.

(a) Seller (to the extent related to the Zhuhai Business), the Company and the Asset Selling Entities have duly and timely filed or caused to be timely filed with the appropriate Taxing Authority all material Tax Returns required to be filed. All such Tax Returns are true, complete and accurate in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return. No written claim has been made within the last year by a Taxing Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return. All Taxes due and payable by or with respect to Seller (to the extent related to the Zhuhai Business), the Company and the Asset Selling Entities (whether or not shown on any Tax Returns) have been timely paid (or, if not yet due and payable, accrued on the books and records of the Seller (to the extent related to the Zhuhai Business), the Company or the Asset Selling Entities, as the case may be).

(b) Since its formation and up to the time of the transactions contemplated by Section 7.11 (relating to the transfer of the Zhuhai Business Assets to the Company), the Company has not incurred any material liability for Taxes.

(c) No deficiencies for Taxes with respect to Seller (to the extent related to the Zhuhai Business) or the Company have been claimed, proposed or assessed by any Taxing Authority which remain unpaid. There are no pending audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any Asset Selling Entity that would adversely affect the Zhuhai Business Assets or the Other Business Assets or the Zhuhai Business or result in any liability of Buyer therefor, and, to the Knowledge of Seller, none has been threatened. No issues relating to Taxes of the Company were raised by the relevant Taxing Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. The Company has not waived any statute of limitations in respect of Taxes which statute has not yet expired. No power of attorney with respect to any Taxes of the Company has been executed or filed with any Taxing Authority which power of attorney is currently in force.

(d) Seller (to the extent related to the Zhuhai Business), the Company and the Asset Selling Entities have withheld and paid all material withholding Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party.

(e) The Company will not be a party to any Tax Sharing Agreement as of the Closing Date. The Company has no material liability for the Taxes of any Person as a transferee or successor.

(f) No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to the Company.

(g) The Company will not be required to include any material item of income in taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any transaction on or prior to the Closing Date, any agreement with any Taxing Authority entered into prior to the Closing Date or any prepaid amount received on or prior to the Closing Date.

(h) There are no Liens for material Taxes upon the Zhuhai Business Assets, the Other Business Assets or any of the assets of the Company other than Permitted Liens.

Section 3.25 Foreign Corrupt Practices Act. None of Seller or its Affiliates or any agent, employee or other Person acting on behalf of the Company, or on behalf of Seller in the conduct of the Zhuhai Business, has, in violation of any Applicable Law related to anti-corruption or bribery, directly or indirectly in its operation of the Zhuhai Business used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended. To the Knowledge of Seller, neither Seller nor its Affiliates have any pending or anticipated disclosures to any Governmental Authority for (i) violations or (ii) facts or circumstances that would constitute a violation, in each case, of any Applicable Law related to anti-corruption or bribery in its conduct of the Zhuhai Business. There have been no violations of Applicable Laws related to anti-corruption or bribery in its operation of the Zhuhai Business that have been discovered by or brought to the attention of Seller or its Affiliates in the past three years.

Section 3.26 Bank Accounts; Signing Authority; Powers of Attorney Section 3.26 of the Seller Disclosure Schedule sets forth each account or safe deposit box of the Company in any bank and each Person with the power, whether singly or jointly, to sign any checks on behalf of the Company to withdraw any money or other property from any bank of the Company or to act under any power of attorney granted by the Company at any time for any purpose. Section 3.26 of the Seller Disclosure Schedule also sets forth the names of all Persons authorized as of the date of this Agreement to borrow money or sign notes on behalf of the Company.

Section 3.27 No Other Agreements to Sell the Company or the Other Business Assets. Seller and its Affiliates do not have any legal obligation, absolute or contingent, to any other Person (a) to sell the Business, the Zhuhai Business or the Company, (b) to sell any of the Zhuhai Business Assets or Other Business Assets, or any of the Business’s or the Company’s other assets or any portion thereof, (c) to sell any capital stock of the Company, (d) to effect any merger, consolidation or other reorganization of the Company, or to enter into any agreement with respect to the foregoing, in each case, except as contemplated by this Agreement.

Section 3.28 No Other Representations. Except for the representations and warranties expressly and specifically made by Seller in this Article 3, expressly and specifically made in the Ancillary Agreements, or made in any certificate or other writing delivered pursuant to Section 2.03(c), Seller and its Affiliates, and their respective officers, directors, employees, and agents, do not make any express or implied representation or warranty, and Seller hereby disclaims all other representations and warranties of any kind, express or implied, arising out of or in connection with this Agreement or any Ancillary Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article 4 are true and correct.

Section 4.01 Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as now conducted in all material respects.

Section 4.02 Corporate Authorization. Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The execution, delivery and performance by Buyer of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer except as limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Applicable Laws affecting the enforcement of creditors’ rights and (ii) general rules of equity.

Section 4.03 Noncontravention. The execution, delivery and performance by Buyer of this Agreement and any other Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer or (ii) assuming compliance with the laws of the PRC, violate any Applicable Law to which Buyer is subject in any material respect.

Section 4.04 Sufficient Funds. Buyer has sufficient available cash, available lines of credit or other sources of immediately available funds to make payment of the Closing Purchase Price, the Other Business Assets Price and any other amounts to be paid or payable by it hereunder and to otherwise consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.05 Litigation. There is no action, suit, investigation or other Proceeding pending against, or to the knowledge of Buyer, threatened against, Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.06 Finders’ Fees. Other than GCA Savvian Advisors, LLC, there is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.07 No Other Representations. Except for the representations and warranties expressly and specifically made by Buyer in this Article 4 or expressly and specifically made in the Ancillary Agreements, or made in any certificate or other writing delivered pursuant to Section 2.03(d), Buyer and its Affiliates, and their respective officers, directors, employees, and agents, do not make any express or implied representation or warranty, and Buyer hereby disclaims all other representations and warranties of any kind, express or implied, arising out of or in connection with this Agreement or any Ancillary Agreement.

ARTICLE 5

TAX MATTERS

Section 5.01 Tax Returns.

(a) Seller shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company that are required to be filed (taking into account any extension) on or before the Closing Date or that relate to taxable periods ending on or before the Closing Date but are required to be filed after the Closing Date. Such Tax Returns shall be prepared in accordance with past practices of the Company. Seller shall deliver to Buyer at least ten days prior to the due date (or as soon as reasonably practicable thereafter) a draft of such Tax

Returns for Buyer’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Seller shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date or that relate to taxable periods ending on or before the Closing Date, except for Taxes in connection with a transaction entered into outside of the ordinary course of business on the Closing Date after Closing.

(b) Buyer shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return (a “Straddle Period Tax Return”) required to be filed by the Company for a Straddle Period. Such Straddle Period Tax Returns shall be prepared in accordance with past practices of the Company to the extent relating to the portion of the Straddle Period ending on or before the Closing Date, except as required by applicable Law. Buyer shall deliver to Seller at least ten days prior to the due date (or as soon as reasonably practicable thereafter) a draft of such Straddle Period Tax Returns for Seller’s review and, to the extent that such Straddle Period Tax Returns relate to periods ending on or before the Closing Date, approval, which approval shall not be unreasonably withheld, conditioned or delayed. With respect to Taxes of the Company relating to a Straddle Period, the portion of any such Tax that is allocable to the portion of the taxable period ending on the Closing Date will be: (i) in the case of Property Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes including income, sales and use and withholding Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date. With respect to a Straddle Period, Seller shall pay, or cause to be paid, all Taxes of the Company allocated to the Company with respect to taxable periods or portions thereof ending on or prior to the Closing Date (except for Taxes of the Company in connection with a transaction entered into outside of the ordinary course of business on the Closing Date after Closing) at least two Business Days before payment of Taxes (including estimated Taxes) is due to the Taxing Authority. Buyer shall pay, or cause to be paid, all other Taxes of the Company for the Straddle Period.

(c) Any Tax Returns relating to Closing Asset Transfer Fees and Expenses, Asset Transfer Fees and Expenses and Taxes reflected in the VAT Adjustment and Post-Closing VAT Adjustment shall be prepared and filed by the party that is responsible for such preparation and filing under applicable law, provided, however, that copies of any such Tax Returns as prepared shall be provided to the other party (Buyer or Seller, as applicable) sufficiently in advance of such filing to permit the other party to review and approve such filing, such approval not to be unreasonably withheld, conditioned or delayed.

Section 5.02 Cooperation on Tax Matters. Buyer, the Company, Seller and the Asset Selling Entities shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return, any audit, litigation or other Proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Company, Seller and the Asset Selling Entities agree to retain all books and records with respect to Tax matters pertinent to the Company, the Zhuhai Business Assets and Other Business Assets relating to any Pre-Closing Tax Period for the lesser of ten years after the Closing Date or until the expiration of the applicable statute of limitations, and to abide by all record retention agreements entered into with any Taxing Authority.

Section 5.03 Tax Indemnification.

(a) Except to the extent provided in Section 2.04, effective at and after the Closing, Seller hereby agrees to indemnify the Buyer Indemnified Parties and, effective at the Closing, without duplication, the Company and its successors and assignees against and agree to hold each of them harmless from any Damages suffered, incurred or paid as a result of, in connection with or arising out of (A) any Taxes of the Company with respect to any Pre-Closing Tax Period or arising out of any transaction effected prior to the Closing, (B) Taxes of Seller, the Asset Selling Entities and their Affiliates (other than the Company) for any Tax period, (C) Taxes imposed with respect to the Zhuhai Business Assets with respect to any Pre-Closing Tax Period and Taxes imposed with respect to the Other Business Assets with respect to any Tax period or portion thereof ending on or before the date of the Asset Transfer, and (D) Taxes relating to or arising out of the settlement or other resolution of intercompany accounts and agreements as contemplated by Section 7.02. With respect to any Straddle Period, the portion of such Tax that relates to the Pre-Closing Tax Period shall be determined by applying the principles set forth in Section 5.01(b).

(b) Not later than 15 calendar days after receipt by Seller, the Asset Selling Entities or their Affiliates of written notice from Buyer stating that any amount indemnifiable under Section 5.03(a) has been incurred and the amount thereof and of the indemnity payment requested, Seller or the Asset Selling Entities shall discharge their obligation to indemnify under Section 5.03(a) by paying to Buyer such amount in immediately available funds. Notwithstanding the foregoing, if Buyer provides written notice of any Taxes indemnifiable under Section 5.03(a) at least 15 calendar days prior to the date on which the relevant Taxes are required to be paid, within that 15-day period Seller or the Asset Selling Entity, as applicable, shall discharge its obligation to indemnify under Section 5.03(a) against such Taxes by making payments to the relevant Taxing Authority or Buyer, as directed by Buyer, in an aggregate amount equal to the amount of such Taxes. The payment by Buyer or its Affiliate of any such Taxes shall not relieve Seller of its obligation under this Section 5.03.

(c) Seller shall provide Buyer with prompt notice of any audit, examination, or other Proceeding (A) with respect to Taxes of the Company or (B) that reasonably may be expected to give rise to a Lien on the Zhuhai Business Assets or Other Business Assets ((A) and (B) each a “Tax Proceeding”). Buyer shall provide Seller with prompt notice of any Tax Proceeding for which Seller is or may be partially or fully liable to Buyer pursuant to this Agreement; provided, however, that failure to timely provide such notice shall not affect the Buyer’s right to indemnity under this agreement, except to the extent Seller is materially prejudiced by such delay.

(d) Buyer shall control any Tax Proceeding, provided, however, that (A) Buyer shall not settle or compromise the portion of any such Tax Proceeding that relates to an indemnified Tax without Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (B) Buyer shall keep Seller reasonably informed of material developments relating to any such portion of such Tax Proceeding, including providing copies of correspondence from the applicable Taxing Authority and permitting Seller the opportunity to comment on submissions to such Taxing Authority.

(e) Notwithstanding anything in Article 6 to the contrary, the procedures set forth in this Section 5.03, and not the procedures set forth in Section 6.03, shall govern any Proceeding in respect of which indemnification may be sought under Section 5.03(a), Section 6.02(a) to the extent relating to a breach of the representations in Section 3.24 (Tax Matters), or in relation to a breach of a covenant of Seller in this Article 5, except to the extent otherwise elected by Buyer.

(f) Any payments made to any party pursuant to this Section 5.03 or Article 6 shall constitute an adjustment of the purchase price for Tax purposes and shall be treated as such by the parties on their Tax Returns to the extent permitted by law.

ARTICLE 6

SURVIVAL; INDEMNIFICATION

Section 6.01 Survival. As provided herein, the representations and warranties of Seller contained in Article 3 of this Agreement, shall survive the Closing until the one year anniversary of the Closing Date; provided that the representations and warranties in Section 3.01 (Corporate Existence and Power), Section 3.02 (Corporate Authorization), Section 3.05 (Ownership of Equity Interests), Section 3.06 (Title to Zhuhai Business Assets and Other Business Assets; Sufficiency) and Section 3.24 (Tax Matters) (the “Specified Representations”) shall survive until sixty (60) calendar days after the expiration of all applicable statutes of limitations. The covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences if Buyer has served a Third Party Claim Notice and/or Officer’s Claim Certificate pursuant to Section 6.03 prior to such time.

Section 6.02 Right to Indemnification.

(a) Effective at and after the Closing, Seller hereby agrees to indemnify Buyer and Buyer Parent, and their respective Affiliates (including, effective after the Closing, the Company), directors, officers, agents, employees and representatives and their respective successors and assignees (each, a “Buyer Indemnified Party”) against, and agree to hold each of them harmless from, any damage, loss, liability and expense (including reasonable and documented expenses of investigation and reasonable and documented attorneys’ fees and expenses) (“Damages”) in connection with any action, suit, claim or other Proceeding (a “Claim”), whether involving a Third Party Claim or a Claim solely between the parties hereto (with the amount of such Damages determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder), suffered, incurred or paid, by a Buyer Indemnified Party as a result of, in connection with or arising out of (A) the failure of any representation or warranty made by Seller in Article 3 of this Agreement or in any certificate or other writing delivered pursuant to Section 2.03(c) to be true and correct (each such failure of a representation or warranty to be true and correct, a “Warranty Breach”), (B) any failure of Seller or its Affiliates, which failure occurred prior to the Closing Date, to comply in any respect with any Product Warranty (each such failure, a “Product Warranty Breach”), (C) breach of covenant or agreement made or to be performed by Seller or the Company pursuant to this Agreement, or (D) the Excluded Liabilities; provided that:

(i) Seller shall not be liable unless and until the aggregate amount of Damages exceeds US$115,000 (the “Deductible”), after which Seller shall only be liable for Damages in excess of the Deductible;

(ii) Seller’s maximum aggregate liability arising under this Agreement (for the avoidance of doubt, not including any Ancillary Agreement), including in any certificate or other writing delivered pursuant to this Agreement (except for any Ancillary Agreement), shall not exceed $1,560,000 in the aggregate (the “Maximum Indemnity Amount”) and any Buyer Indemnified Party seeking indemnification from Seller under this Agreement (for the avoidance of doubt, not including any Ancillary Agreement) shall first seek recovery from the funds in the Indemnity Escrow Account and, upon extinguishment of such funds, may thereafter seek indemnification directly from Seller up to the Maximum Indemnity Amount;

(iii) Recovery for a Claim may only be made through the one year anniversary of the Closing Date, except to the extent Buyer has validly served a Third Party Claim Notice and/or Officer’s Claim Certificate pursuant to Section 6.03 and, to the extent any funds remain in the Indemnity Escrow Account, the requirements of the Escrow Agreement, with respect to such Claim prior to such time;

(iv) Seller shall have no liability in respect of any Warranty Breach arising from the representations and warranties contained in Section 3.23 (Environmental Matters) to the extent such Warranty Breach is discovered as the result of any environmental sampling or other investigation by or on behalf of any Buyer Indemnified Party following the Closing, except in each case to the extent (A) required by any applicable Environmental Law or by an Order of a competent Governmental Authority issued without the request of any Buyer Indemnified Party or (B) such sampling or investigation is initiated as a result of notice received by any Buyer Indemnified Party from third parties of, potential noncompliance with Environmental Laws in breach of Section 3.23;

(v) Seller shall have no liability in respect of any Warranty Breach or any Product Warranty Breach if the Claim relates to a defective or faulty component, including Software, supplied by a third party to Buyer after Closing, even if such third party supplier or the supplied component or Software was designated in the Transferred Documentation by Seller; and

(vi) Seller shall have no liability in respect of any Warranty Breach or any Product Warranty Breach to the extent such Claim results from a change, modification, repurposing or other alteration by Buyer or its Affiliates of a Business Product after Closing.

(b) Notwithstanding anything herein to the contrary, the following Claims (collectively, the “Specified Claims”) shall not be subject to the limitations under Section 6.02(a)(i)-(iv): Claims under Section 5.03 (Tax Indemnification); any Excluded Liabilities; any Product Warranty Breaches; any breach of Seller’s obligation to transfer the Other Business Assets pursuant to Section 2.02 and Section 7.12; any breach of Seller’s obligations under Section 7.11(b); any Warranty Breach of Section 3.14(c); any inaccuracy on the Closing Officer’s Certificate as to the amount of the VAT Adjustment, the amount of Cash and Cash Equivalents of the Company at Closing, or the amount of Excess Incentive Obligations, if any; any inaccuracy on the Closing Officer’s Certificate as to the satisfaction of Section 8.02(a), to the extent related to a Specified Representation; any failure to deliver the items of inventory included on the Inventory Schedule; the amount of the Closing Asset Transfer Fees and Expenses; and any Warranty Breaches of the Specified Representations. Any breach of Section 3.07 (No Subsidiaries), to the extent any of the Specified Representations would have been breached had such Specified Representation covered the Company’s Subsidiaries in addition to the Company, shall be treated as a breach of the applicable Specified Representation.

(c) Nothing in this Article 6 shall limit Buyer’s rights in relation to any Claims arising from fraud or misrepresentation with the intent to deceive on the part of Seller.

(d) The indemnification provisions contained in this Article 6 shall provide the sole and exclusive remedy at and following the Closing as to all Damages that any Buyer Indemnified Party may incur under this Agreement (for the avoidance of doubt, excluding Damages incurred under any Ancillary Agreement), including in any certificate or other writing delivered pursuant to this Agreement (except for any Ancillary Agreement), except with respect to Damages for Specified Claims. Nothing in this Article 6 or elsewhere in this Agreement, however, shall affect the parties’ rights to specific performance or other equitable remedies with respect to the covenants and agreements referred to in this Agreement or to be performed after the Closing.

(e) The amount of any Damages that are subject to indemnification by Seller under this Article 6 shall be reduced by the amount by which (a) the amount recovered by the Buyer Indemnified Parties under insurance policies or other third party collateral sources with respect to such Damages exceeds (b) the amount of expenses incurred by such Buyer Indemnified Parties in procuring such recovery, including legal fees and expenses, and any prospective or increased premiums or costs as a result of such claim for which insurance proceeds are received; it being understood that each of the Buyer Indemnified Parties shall have sole discretion to make or not to make claims under the insurance policies carried by such Buyer Indemnified Party.

(f) Notwithstanding anything herein to the contrary, the Buyer Indemnified Parties shall not be entitled to recover any Damages more than once and recovery by the Company shall be deemed to be recovery by Buyer Indemnified Parties.

Section 6.03 Procedures.

(a) The Buyer Indemnified Party seeking indemnification under Section 6.02 shall give prompt notice (“Third Party Claim Notice”) to Seller (the “Indemnifying Party”) of the assertion of any claim by another Person, or the commencement by another Person of any suit, action or other Proceeding (each, a “Third Party Claim”) in respect of which indemnity may be sought under such Section; provided, however, that the failure to give prompt notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been materially prejudiced as a result of such failure.

(b) Other than as provided in Section 6.03(c), Buyer shall have the right, at its election, to control the defense of such Third Party Claim; provided, however, that the Indemnifying Party shall have the right to participate in such defense at its own cost. If the Buyer so proceeds with the defense of such Third Party Claim (or any Third Party Claim which the Indemnifying Party declines to exercise control pursuant to Section 6.03(c)):

(i) all costs and expenses incurred by Buyer in connection with such defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) may be recoverable as indemnifiable Damages as provided in Section 6.02, but only to the extent not recovered from the counterparty to the Third Party Claim;

(ii) the Indemnifying Party shall make available to Buyer any documents and materials in its possession or control that may be reasonably necessary to the defense of such Third Party Claim; and

(iii) if Buyer settles any Third Party Claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), Buyer shall forfeit indemnification under Section 6.02 with respect to such Third Party Claim.

(c) In the event of a Third Party Claim that would, when added to any other outstanding Third Party Claims, reasonably be expected to result in Damages in excess of the remaining Deductible but less than two times the amount equal to (A) the Maximum Indemnity Amount, less (B) any claims previously paid out of the Indemnity Escrow Account or directly by Seller, then the Indemnifying Party shall have the right, at its election and at its own cost, to control the defense of such Third Party Claim; provided, however, that Buyer shall have the right to participate in such defense at its own cost. If the Indemnifying Party elects to control the defense of such Third Party Claim (or any Third Party Claim the defense of which Buyer does not elect to control pursuant to Section 6.03(b)):

(i) Buyer shall make available to the Indemnifying Party any documents and materials in its possession or control that may be reasonably necessary to the defense of such Third Party Claim; and

(ii) the Indemnifying Party shall not settle any Third Party Claim without the consent of the Buyer Indemnified Party, unless such settlement requires solely money damages paid by the Indemnifying Party (without any right of reimbursement or other resources to the Buyer Indemnified Party) and which includes as an unconditional term thereof the release by the claimant or the plaintiff of the Buyer Indemnified Party from all liability in respect of such Third Party Claim.

(d) If Buyer determines in good faith that any Buyer Indemnified Party has a bona fide claim for indemnification pursuant to this Article 6, Buyer may deliver to the Indemnifying Party (on behalf of any Buyer Indemnified Party) a certificate signed by any officer of Buyer (any certificate delivered in accordance with the provisions of this Section 6.03(d) an “Officer’s Claim Certificate”):

(i) stating that a Buyer Indemnified Party has a claim for indemnification pursuant to this Article 6;

(ii) to the extent possible, containing a good faith non-binding, preliminary estimate of the amount to which such Buyer Indemnified Party claims to be entitled to receive, which shall be the amount of Damages such Buyer Indemnified Party claims to have so incurred or suffered or could reasonably be expected to incur or suffer (the “Estimated Claim Amount”); and

(iii) specifying (based upon the information then possessed by Buyer) the material facts known to the Buyer Indemnified Party giving rise to such claim.

(e) During the Indemnity Escrow Period, at the time of delivery of any Officer’s Claim Certificate pursuant to Section 6.03(d), a duplicate copy of such Officer’s Claim Certificate shall be delivered to the Escrow Agent, unless all amounts in the Indemnity Escrow Account shall have been disbursed.

(f) If the Indemnifying Party in good faith objects to any claim made by Buyer in any Officer’s Claim Certificate, then the Indemnifying Party shall deliver a written notice (a “Claim Dispute Notice”) to Buyer (with a copy to the Escrow Agent) during the 30-day period commencing upon receipt by the Indemnifying Party of the Officer’s Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by Buyer in the Officer’s Claim Certificate.

(g) If the Indemnifying Party does not deliver a Claim Dispute Notice to Buyer prior to the expiration of such 30-day period then if such claim relates to a matter contained in an Officer’s Claim Certificate delivered during the Indemnity Escrow Period, Buyer may direct the Escrow Agent to deliver cash in the amount of the Damages set forth in the Officer’s Claim Certificate from the Indemnity Escrow Account to Buyer in accordance with this Section 6.03 (subject to any applicable limitations contained in this Agreement including, without limitation, the limitations set forth in Section 6.02). If all funds in the Indemnity Escrow Account have previously been disbursed, or to the extent such funds are not adequate to cover the amount of the Damages, Buyer may then deliver a demand for payment directly to Seller, and the Indemnifying Party shall pay to Buyer amount demanded within 10 Business Days following such demand, in cash, by wire transfer of immediately available funds to the account designated in writing by Buyer.

(h) If the Indemnifying Party delivers a Claim Dispute Notice, then Buyer and the Indemnifying Party shall attempt in good faith to resolve any such objections raised by the Indemnifying Party in such Claim Dispute Notice. If Buyer and the Indemnifying Party agree to a resolution of such objection, a memorandum setting forth such agreement shall be prepared and signed by both parties and if such resolution relates to a matter contained in an Officer’s Claim Certificate delivered during the Indemnity Escrow Period, and funds remain in the Indemnity Escrow Account, Buyer may deliver the memorandum to the Escrow Agent and direct the Escrow

Agent to distribute cash from the Indemnity Escrow Account in accordance with the terms of this Agreement (including any applicable limitations contained in Section 6.02) and the terms of such memorandum. If all funds in the Indemnity Escrow Account have previously been disbursed, or to the extent such funds are not adequate to cover the agreed upon amount, the Indemnifying Party shall pay to Buyer the agreed upon amount within 10 Business Days following such agreement, in cash, by wire transfer of immediately available funds to the account designated in writing by Buyer.

(i) If no such resolution can be reached during the 60-day period following Buyer’s receipt of a given Claim Dispute Notice, then upon the expiration of such 60-day period, either Buyer or the Indemnifying Party may bring suit to resolve the objection in accordance with Section 10.05, Section 10.06, and Section 10.07. The decision of the trial court as to the validity and amount of any claim in such Officer’s Claim Certificate shall be nonappealable, binding and conclusive upon Buyer and the Indemnifying Party, and Buyer and the Indemnifying Party shall:

(i) if such decision relates to a matter contained in an Officer’s Claim Certificate delivered during the Indemnity Escrow Period and funds remain in the Indemnity Escrow Account, promptly direct the Escrow Agent to act in accordance with such decision and distribute cash from the Indemnity Escrow Amount in accordance therewith subject to any applicable limitations contained in Section 6.02(a);

(ii) if such decision relates to any other claim for Damages pursuant to Section 6.02, including if all funds in the Indemnity Escrow Account have previously been disbursed or if any claim for indemnifiable Damages is in excess of the Indemnity Escrow Amount, subject to any applicable limitations contained in Section 6.02(a), the Indemnifying Party shall pay to Buyer the agreed upon amount within 10 Business Days following such decision, in cash, by wire transfer of immediately available funds to the account designated in writing by Buyer; and

(iii) otherwise act in accordance with the terms of such decision.

Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

Section 6.04 Release of Indemnity Escrow Amount. If, upon the expiration of the Indemnity Escrow Period, (i) no claim by Buyer or any other Buyer Indemnified Party for Damages remains outstanding or the Estimated Claim Amount of any and all claims then outstanding is less than the remaining Indemnity Escrow Amount, (ii) no required payment from the Indemnity Escrow Amount pursuant to this Article 6 remains outstanding or any required payments from the Indemnity Escrow Amount are less than the then remaining Indemnity Escrow Amount, and (iii) any portion of the Indemnity Escrow Amount remains undistributed, subject to the terms and conditions of the Escrow Agreement, Buyer shall deliver written authorization to the Escrow Agent within five Business Days after the expiration of the Indemnity Escrow Period instructing the Escrow Agent to pay any remaining Indemnity Escrow Amount (less the Estimated Claim Amount for any and all claims then outstanding and less any and all required payments from the Indemnity Escrow Amount then outstanding), including interest attributable thereto, to Seller in accordance with the Escrow Agreement.

Section 6.05 Effect of Investigation. The accuracy or inaccuracy of, or compliance with, any representations, warranties and covenants contained in this Agreement shall in no event be affected by any investigation or any knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date. The waiver of any condition based on the accuracy of any such representation or warranty will not affect any right to indemnification set forth in this Agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or of the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, payment of Damages, or any other remedy based on any such representation, warranty, covenant or agreement. No Buyer Indemnified Party shall be required to show reliance on any representation, warranty, or other agreement in order for such Buyer Indemnified Party to be entitled to indemnification hereunder.

Section 6.06 Exercise of Remedies by Persons Other than Buyer or Buyer Parent. No Buyer Indemnified Party (other than Buyer, Buyer Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Buyer, Buyer Parent or any successor thereto or assign thereof shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

ARTICLE 7

COVENANTS

Section 7.01 Operation of Business. Except as expressly contemplated herein or in any Ancillary Agreement or as expressly set forth on Schedule 7.01, during the period beginning on the date of this Agreement and ending on the Closing Date or earlier termination of this Agreement (the “Pre-Closing Period”), Seller will, and will cause its Affiliates to, conduct the Zhuhai Business in the ordinary course and in a manner consistent with the conduct of the Zhuhai Business prior to the date of this Agreement and use its commercially reasonable efforts consistent with past practice to preserve intact the current organization of the Zhuhai Business, keep available the services of its current employees and maintain its relationships with all material suppliers, customers, employees and other Persons having material relationships with the Zhuhai Business. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement or by any Ancillary Agreement, or as expressly set forth on Schedule 7.01, Seller will not, and will cause its Affiliates not to, without the prior written consent of Buyer (which consent, with respect to clauses (d), (j), (l) and (q) shall not be unreasonably withheld, conditioned or delayed):

(a) amend or modify, or authorize any amendment or modification to, the articles of incorporation or other similar Governing Documents of the Company (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any shares in the capital or of capital stock of the Company, or declare, set aside or pay any dividend or make any distribution (whether in cash, stock or property or any combination thereof), in respect of the shares or capital stock of the Company, or redeem, repurchase or acquire or offer to redeem repurchase or acquire any Company Securities;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Security (whether by merger, consolidation or otherwise), (ii) amend any term of any Company Security (whether by merger, consolidation or otherwise) or (iii) grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) such capital stock or shares;

(d) cause the Company to make any capital expenditure or commitment for any capital expenditure in excess of US$25,000 (or local currency equivalent) individually or US$50,000 (or local currency equivalent) in the aggregate;

(e) cause the Company to acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, of any assets, securities, properties, interests or businesses;

(f) cause the Company to form any Subsidiaries;

(g) sell, lease, license, assign, exchange, pledge, mortgage, encumber, abandon or otherwise transfer or create or incur any Lien (other than Transaction Liens) against any Zhuhai Business Asset, or any asset, security, property, right or interest of the Company (including by merger, consolidation or acquisition of stock or assets) outside of the ordinary course of business;

(h) cause the Company to make any loans, advances or capital contributions to, or investments in, any other Person;

(i) cause the Company to create, incur or assume any Indebtedness;

(j) (i) enter into any agreement or that could, after the Closing Date, limit or restrict in any material respect Buyer or any of its Affiliates (including the Company after the Closing), from engaging or competing in any line of business, in any jurisdiction or with any Person or (ii) enter into any Contract that would be a Listed Contract, or amend or modify in any material respect or terminate any Listed Contract required to be disclosed by Section 3.11 (including, without limitation, any Transferred Contract) or waive, release or assign any material rights, claims or benefits thereunder;

(k) sell, lease, license, assign, transfer, convey, dispose of, abandon, permit to lapse, encumber or grant to any Person any interest in any Transferred IP, or in any Licensed IP (excluding non-exclusive licenses in the Retained Business), except for non-exclusive licenses to customers in the ordinary course of business and consistent with past practice;

(l) (i) grant or increase any severance, change in control or termination pay to (or amend any existing such arrangement with) any Zhuhai Employee or Named Employee, or any director, officer, advisor, independent contractor or employee of the Company, (ii) increase any benefits payable to any Zhuhai Employee or Named Employee, or any director, officer, advisor, independent contractor or employee of the Company under any existing severance or termination pay policy, any employment agreement or any Company Benefit Plan, other than in the ordinary course of business consistent with past practice (iii) establish, adopt, amend or terminate (except as required by Applicable Law) any Company Benefit Plan or any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any Zhuhai Employee or Named Employee, or any director, officer or employee of the Company, (iv) enter into any employment, consulting, change in control, severance, deferred compensation or other similar agreement (or amend any such existing agreement) with any Zhuhai Employee or Named Employee, or any director, officer, employee or independent contractor of the Company, (v) increase the compensation, salary, bonus, other cash or equity compensation or other benefits payable to any Zhuhai Employee or Named Employee, or any director, officer, advisor, independent contractor or employee of the Company, other than in the ordinary course of business consistent with past practice or (vi) hire or engage any employees, consultants or contractors for the Company, other than in the ordinary course of business consistent with past practice;

(m) in connection with the Zhuhai Business, make or change any Tax election; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended material Tax Return; enter into any tax allocation agreement, Tax Sharing Agreement, tax indemnity agreement or closing agreement relating to any material Tax; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(n) change Seller’s methods of accounting or accounting practices, as applied to the Company or the Zhuhai Business;

(o) fail to pay or otherwise satisfy any liability of the Company or of the Zhuhai Business presently due and payable, except such liabilities which are being contested in good faith by appropriate means or procedures and which do not exceed US$500,000 (or local currency equivalent) individually or US$1,000,000 (or local currency equivalent) in the aggregate;

(p) fail to renew any insurance policy, cancel or materially amend any insurance policy of the Zhuhai Business or of the Company or fail to give all notices and present claims with a value exceeding US$500,000 (or local currency equivalent) individually or US$1,000,000 (or local currency equivalent) in the aggregate under all such policies in a timely fashion;

(q) enter or make any settlement, or offer or proposal to settle, (i) any material suit, claim or other Proceeding related to the Zhuhai Business or (ii) any suit, claim or other Proceeding or dispute that relates to the transactions contemplated hereby;

(r) delay or postpone the payment of accounts payable and other liabilities related to the Zhuhai Business in excess of US$10,000 (or local currency equivalent) individually or US$50,000 (or local currency equivalent) in the aggregate, except in the ordinary course of the Zhuhai Business and consistent with past practice;

(s) other than in the ordinary course of the Zhuhai Business and consistent with past practice, cause the Company to make any payments, or enter into any commitment or transaction requiring any payments, with a value exceeding US$20,000 (or local currency equivalent); or

(t) agree, resolve or commit to do any of the foregoing.

Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) during the Pre-Closing Period, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operation of the Zhuhai Business and (ii) during the Pre-Closing Period, Seller and its Affiliates shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 7.02 Intercompany Accounts and Agreements. All intercompany accounts and agreements between Seller and its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, as of the Closing Date will be settled (irrespective of the terms of payment of such intercompany accounts) in full prior to the Closing Date by netting such balances against each other, and the resultant balance contributed to capital or paid by cash or dividend, as the case may be, and deemed without further action to be fully discharged as of the close of business on the Closing Date.

Section 7.03 Efforts.

(a) Buyer and Seller will each use their respective commercially reasonable efforts (i) to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to successfully complete the China Closing and obtain from any Governmental Authorities any material Permits and Licenses or approvals required to be obtained by Buyer or Seller or any of their Subsidiaries in connection with the transfer of the Equity Interests to Buyer and the consummation of the other transactions contemplated hereby, (iii) to thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereby required under (A) any antitrust or competition laws applicable to the transactions contemplated by this Agreement within 10 Business Days from the date hereof, (B) any Applicable Law with respect to the assignment or licensing of Intellectual Property, promptly after the License Agreement and Intellectual Property Assignments are duly executed, and (C) any other Applicable Law. Each of Buyer and Seller (or their respective Affiliates) shall consult in advance, and consider in good faith the views of the other in connection with any proposed written or material oral communication with any Governmental Authority regarding antitrust matters, and shall share with each other copies of all written communications, subject to such confidentiality restrictions as may be reasonably requested. Neither Buyer nor Seller, nor any of their respective Affiliates, shall participate in any meeting with any Governmental Authority on antitrust matters unless it first consults with the other in advance, and to the extent permitted by such Governmental Authority, gives the other the opportunity to be present thereat. Each of Buyer and Seller shall be responsible for legal fees incurred and filing fees required to be paid by it or their respective Affiliates in connection with any antitrust filing, and such fees shall not be split with or reimbursed by the other. Nothing contained in this Section 7.03 shall be construed as requiring Buyer or Seller to agree to any terms or conditions that would impose (i) any limitations on Buyer’s or Seller’s ownership or operation of all or any portion of their respective, or any of their respective Subsidiaries’, businesses or assets, or to compel Buyer or Seller to dispose of or hold separate all or any portion of their respective, or any of their respective Subsidiaries’, businesses or assets, (ii) any limitations on the ability of Buyer to acquire or hold or to exercise full rights of ownership of the Equity Interests, (iii) any obligations on Buyer or any of its Subsidiaries or Seller or any of its Subsidiaries to maintain facilities, operations, places of business, employment levels, products or businesses or (iv) any other obligation, restriction, limitation, qualification or other conditions on its ownership or operation of the Business, the Zhuhai Business or of any of their assets, businesses or operations.

(b) During the Pre-Closing Period, each of the parties shall keep the other party reasonably apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other party with copies of written notices or other written communications received by such party or any of its Affiliates or representatives with respect to the transactions contemplated by this Agreement.

(c) During the Pre-Closing Period, each of the parties shall give prompt notice to the other party of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which could reasonably be expected to cause any representation or warranty of such party in this Agreement to be untrue or inaccurate at or prior to the Closing in any material respect (provided that failure to provide such notice shall not permit a breach of representation or warranty to be submitted by the Buyer Indemnified Party as breach of covenant) and (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. For the avoidance of doubt, the delivery of any notice pursuant to this Section 7.03 shall not limit or otherwise affect any remedies available to the party receiving such notice contained in this Agreement.

(d) During the Pre-Closing Period, each of the parties shall work together in good faith (i) to agree on the list of inventory that will be included in the calculation of Inventory Value and (ii) to agree on a specific calculation of the Inventory Value. At least three Business Days prior to Closing, Seller shall provide reasonable access by Buyer and its Affiliates, and their respective employees and agents, to inspect the inventory to be included in the calculation of the Inventory Value.

(e) During the Pre-Closing Period, Seller shall give Buyer and its Affiliates, and their respective employees and agents, reasonable access to the Zhuhai Facility and the books and records of the Zhuhai Business, and shall permit Buyer and its Affiliates to inspect manufacturing lines, including the Zhuhai Line Equipment, in operation at the Zhuhai Facility.

(f) During the Pre-Closing Period, upon Buyer’s request, Seller shall use commercially reasonable efforts to obtain authority and permission to sublicense for Buyer under the agreements set forth in Schedule 7.03(f) (the “Requested Sublicenses”). Buyer may, in its sole discretion, decline to enter into any Requested Sublicense. Notwithstanding the foregoing, Buyer shall make, or reimburse Seller for, any payment or other expense paid or incurred in connection with obtaining any Requested Sublicenses.

(g) As promptly as practicable following the date of this Agreement, Seller shall provide Buyer with a detailed listing as of the Closing Date with respect to each item of Registered IP included in the Transferred IP and all actions, filings and payment obligations due to be made to any Governmental Authority within 180 days following the Closing Date.

Section 7.04 Transition Services. In the event that any Affiliate of Seller that is a party to the Transition Services Agreement fails to provide all or part of the services set forth therein,

Seller shall provide, or cause to be provided, to Buyer and its Affiliates such services and to perform all obligations thereunder, all as more fully set forth in the Transition Services Agreement.

Section 7.05 Further Assurances. Each party shall (and shall cause its Affiliates to) from time to time after the Closing Date, at the other party’s request, execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer or other documents, and perform such further acts and obtain such further consents, as the other party may reasonably require in order to fully effect the conveyance and transfer to Buyer or the Company, as the case may be, or perfect Buyer’s or the Company’s right, title and interest in, the Equity Interests, the Zhuhai Business Assets and the Other Business Assets, or to otherwise comply with the provisions of this Agreement and consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 7.06 Buyer Parent Guarantee. Buyer Parent hereby unconditionally and irrevocably guarantees to Seller punctual performance by the Buyer and its Affiliates of all of the obligations of Buyer and its Affiliates set forth in this Agreement and undertakes to Seller that (i) whenever Buyer or any of its Affiliates does not pay any amount when due under this Agreement, Buyer Parent shall immediately on first demand pay that amount as if it was the principal obligor and (ii) whenever the Buyer or any of its Affiliates fails to perform any other obligations under this Agreement, Buyer Parent shall immediately on demand perform (or procure performance of) and satisfy (or procure the satisfaction of) that obligation, so that the same benefits are conferred on Seller as it would have received if such obligation had been performed and satisfied by Buyer or its applicable Affiliate. Buyer Parent undertakes to indemnify and hold Seller harmless from and against any all damage, loss, liability and expense (including reasonable and documented expenses of investigation and reasonable and documented attorneys’ fees and expenses) suffered or incurred by it as a result of the non-performance by Buyer or any of its Affiliates of any of obligations under this Agreement in breach of this Agreement, to the same extent that Buyer or its Affiliates would be liable to Seller for such damage, loss, liability and expense under this Agreement, notwithstanding (a) any refusal or neglect to perfect, take up or enforce, any rights against Buyer or its Affiliates under this Agreement; (b) the insolvency (or similar proceedings) of Buyer or its Affiliates, any incapacity or lack of power, authority or legal personality of Buyer or its Affiliates or change in control, ownership or status of Buyer or its Affiliates; or (c) any illegality, invalidity or unenforceability of any obligation of Buyer or its Affiliates under this Agreement. The guarantee under this Section 7.06 is a continuing guarantee and will extend to the ultimate balance of sums payable by Buyer or its Affiliates under this Agreement, regardless of any intermediate payment or discharge. Buyer Parent waives any right which it may have to first require Seller to proceed against Buyer or its Affiliates before claiming from Buyer Parent under this Section 7.06.

Section 7.07 Financial Statements; Access to Information.

(a) As soon as reasonably practicable following the Closing, and in no case later than five Business Days prior to the date on which Buyer is required to file such information pursuant to Item 9.01(a) of Form 8-K under the Exchange Act, Seller will (i) provide to Buyer the audited fiscal year financial statements and unaudited interim period financial statements required to be filed by Buyer in compliance with Item 9.01(a) of Form 8-K for all periods required thereby (collectively, the “Post-Closing Business Financial Statements”) and (ii) cause the delivery of such representations from Seller’s independent accountants as may be reasonably requested by Buyer Parent or its accountants. Buyer shall pay the reasonable out-of-pocket expenses incurred by Seller in connection with the provision of the Post-Closing Business Financial Statements hereunder within 10 Business Days of receipt of written request by Seller setting out details and evidence for such out-of-pocket expenses.

(b) After the Closing, upon reasonable notice, Seller shall, (i) provide to the officers, employees and authorized agents and representatives of Buyer such financial, accounting and operating data and other information regarding the Zhuhai Business, and with all other reasonable assistance, including access to knowledgeable personnel, as Buyer may from time to time reasonably request to assist Buyer and Buyer Parent in complying with requirements of the Securities Act or the Exchange Act, as the case may be, including in the event of any spinout of Buyer from Buyer Parent or any other similar transaction and (ii) cause its independent public accountants to provide the officers, employees and authorized agents and representatives of Buyer reasonable access to its books, records and work papers with respect to the Company and with such other assistance as Buyer may from time to time reasonably request to assist Buyer and Buyer Parent in complying with requirements of the Securities Act or the Exchange Act, as the case may be, including in the event of any spinout of Buyer from Buyer Parent or any other similar transaction. Buyer shall pay the reasonable out-of-pocket expenses incurred by Seller in connection with the assistance provided under this Section 7.07(b) within 10 Business Days of receipt of written request by Seller setting out details and evidence for such out-of-pocket expenses.

Section 7.08 Employee Matters.

(a) Seller shall, or shall cause its Affiliates to, take commercially reasonable efforts to (i) assist Buyer in identifying those Zhuhai Employees that will be given offers to transfer to the Company and (ii) transfer up to 375 direct labor Zhuhai Employees and up to 166 indirect labor Zhuhai Employees to the Company, and no more than such numbers, prior to the Closing (the Zhuhai Employees actually transferred, the “Continuing Zhuhai Employees”) on substantially the same terms of employment as each such Continuing Zhuhai Employee’s prior employment with the Seller or its applicable Affiliate (except for any Transaction Incentives) and duly obtain the signatures from the Continuing Zhuhai Employees pursuant to Section 2.03(c)(xiv). Seller shall, or shall cause its Affiliates to, take commercially reasonable efforts to make available the individuals identified on Schedule 7.08(a) (the “Named Employees”) prior to the Closing for purposes of permitting Buyer or an Affiliate of Buyer to negotiate offer letters with Buyer or its Affiliates, to be effective upon Closing. Immediately following the Closing, Buyer shall provide or cause to be provided to the Continuing Zhuhai Employees who are employed by Buyer or one of its Affiliates after the Closing (including the Named Employees, if applicable) compensation and employee benefits that are substantially similar, in the aggregate, to those provided to the Continuing Zhuhai Employees by Buyer and its Affiliates immediately prior to their transfer to the Company. Notwithstanding the foregoing, each of the Company or Buyer (or any of its other Affiliates) may, following the Closing, in its sole discretion, modify any and all of the terms and conditions of employment of any of the Continuing Zhuhai Employees (or Named Employees, as applicable) and may terminate the employment of any Continuing Zhuhai Employees (or Named Employees, as applicable) at any time to the extent permitted by Applicable Law. Buyer shall hold Seller and its Affiliates harmless for any liabilities arising from such modifications and terminations (i) made by the Company or the Buyer following the Closing and (ii) required as a result of Buyer’s discussions with the Named Employees (for the avoidance of doubt, not to include any severance or any accrued vacation or other benefits required to be paid by Seller or its Affiliates as a consequence of any such employee’s departure from employment with Seller or its Affiliates), except to the extent those liabilities are a direct result of a breach by Seller of any of its representations or warranties in Section 3.09(n), Section 3.11(a)(i), Section 3.11(a)(ii), Section 3.20, Section 3.21 or Section 3.22 of this Agreement.

(b) As of the Closing Date, Seller and the Company shall take such action as is necessary such that the Company shall cease being “participating employers” and shall cease any co-sponsorship and participation in each Company Benefit Plan that is jointly adopted, sponsored or maintained by Seller, its Affiliates and the Company and in which any Continuing Zhuhai Employee, or any current, terminated or retired employee, consultant or independent contractor of the Company, participates (each such Plan being a “Seller Plan”). The Company shall have no further liability, and Seller shall retain all liabilities for benefits accrued or claims incurred under, any Seller Plan prior to the Closing Date, whether such benefits are claimed or claims are made prior to, on or after the Closing Date. On and after the Closing, the Continuing Zhuhai Employees shall cease accruing any further benefits under the Seller Plans. For this purpose claims under any medical, dental, vision, or prescription drug plan generally will be deemed to be incurred according to the terms of the plan. Claims for disability under any long or short term disability plan shall be incurred on the date the employee or former employee is first absent from work because of the condition giving rise to such disability and not when the employee or former employee is determined to be eligible for benefits under the applicable Seller Plan.

(c) This Section 7.08 shall not confer any rights, benefits or remedies upon, and shall not be enforceable by Seller, any Continuing Zhuhai Employees (including any Named Employees) or any other Person, other than Buyer and its respective successors and assigns. Nothing contained in this Section 7.08 (i) shall be deemed to establish, amend or modify any Company Benefit Plan or any other benefit plan, program, agreement or arrangement nor shall require Seller, Buyer or any Affiliate of Seller or Buyer to continue or amend any particular Company Benefit Plan and any such plan may be amended or terminated in accordance with its terms and Applicable Law or (ii) shall in any way alter the at-will employment status (subject to Applicable Law) or any other terms of employment of any Continuing Zhuhai Employees, including the ability of the Company to terminate any employees following the Closing.

Section 7.09 Confidentiality.

(a) Following the Closing, (i) Seller will, and will cause its Affiliates and representatives to, hold in strict confidence any information concerning the Business as of the Closing (including the operation of the Business by Buyer after the Closing) or the Company (including the operation of the Company after the Closing) that is not generally available to the public or whose availability to the public resulted from a breach of this Section 7.09 by Seller or its Affiliates, and (ii) Buyer Parent will, and will cause its Affiliates and representatives to, hold in strict confidence any information concerning the Retained Business or Seller to the extent that such information is not generally available to the public (including Seller’s operation of the Retained Business or Seller after the Closing) or whose availability to the public resulted from a breach of this Section 7.09 by Buyer Parent or its Affiliates; provided, however, that either party may disclose such information to its attorneys, accountants, consultants and other professionals, and the disclosing party and such Persons may use such information, solely in connection with matters related to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby or the disclosing party’s rights, interests and obligations hereunder or thereunder (it being understood that the disclosing party will be responsible for the disclosure or use of such information in contravention of this Section 7.09 by any of Persons to whom the disclosing party makes disclosure). Notwithstanding the foregoing, a disclosing party may disclose such of the foregoing information as is required by Applicable Law (including by oral questions, interrogatories, requests for information or documents in legal Proceedings, subpoena, civil investigative demand, rule of civil procedure or other similar process) in which case the disclosing party shall provide the other party with prompt written notice of any disclosure required by Applicable Law, and where permitted and possible, shall provide such written notice prior to disclosing such information and, at the other party’s cost, cooperate and cause its representatives to cooperate with the other party and its Affiliates in their efforts to obtain a protective order or other appropriate remedy, and, if such order is not obtained, the other party may, without liability hereunder, only disclose that portion of information which the other party believes in good faith after consultation with legal counsel is required to be disclosed under Applicable Law, and the other party will use its reasonable efforts to ensure that all such disclosed information will be accorded confidential treatment by the recipient.

(b) Other than (i) the initial press releases, (ii) the Form 8-K contemplated in Section 7.09(c); (iii) as required to be included in any periodic filings on Forms 10-Q and 10-K required to be filed by Buyer or Buyer Parent with the U.S. Securities and Exchange Commission or in filings with or notices to The NASDAQ Stock Market or other stock exchange; and (iv) disclosure consistent with publicly available statements or disclosures (other than statements or disclosure that become publicly available due to a breach of this Section 7.09), neither Buyer nor Seller shall, and they shall cause their respective Affiliates not to, until the first anniversary of the Closing Date, issue any additional press release or make any other broadly disseminated disclosure or public statement regarding the terms of this Agreement or any Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law (including by oral questions, interrogatories, requests for information or documents in legal Proceedings, subpoena, civil investigative demand, rule of civil procedure or other similar process, or in any filings or notices required to be filed with the U.S. Securities and Exchange Commission, or with The NASDAQ Stock Market or other stock exchange, in connection with any spin-off transaction) in which case the disclosing party shall provide the other party with prompt written notice of any disclosure required by Applicable Law, and where permitted and possible, shall provide such written notice prior to disclosing such information and, at such disclosing party’s cost, cooperates and causes its representatives to cooperate with the other party and the Company (if applicable) in their efforts to obtain a protective order or other appropriate remedy, and, if such order is not obtained, such disclosing party may, without liability hereunder, only disclose that portion of information which it believes in good faith after consultation with legal counsel is required to be disclosed under Applicable Law, and such party will use its reasonable efforts to ensure that all such disclosed information will be accorded confidential treatment by the recipient.

(c) The initial press releases issued by Buyer and Seller with respect to the execution of this Agreement shall each be in a form previously agreed to in writing by Buyer and

Seller, as applicable. The current report on Form 8-K (the “Form 8-K”) to be filed by Buyer under the Securities Exchange Act of 1934, as amended, in connection with the execution of this Agreement shall be substantially similar to the form previously approved by Seller.

Section 7.10 Restrictive Covenants.

(a) During the period from the Closing until the second anniversary of the Closing Date, Seller will not, and will cause each of its Affiliates not to, directly or indirectly, anywhere in the world, engage in or participate in, or acquire any controlling interest (directly or indirectly) in any Person that engages or participates in, or competes in the Business as conducted as of the Closing, or take any action intended to, or that would reasonably be expected to, negatively affect any commercial relationship or prospective commercial relationship of Buyer or the Company with any other Person related to the Business as conducted as of the Closing; provided, however, that, for the purposes of this Section 7.10, ownership of securities having no more than one percent of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be in violation of this Section 7.10 as long as the Person owning such securities has no other connection or relationship with such competitor. Notwithstanding the foregoing sentence, Seller and its Affiliates may continue to engage in the Retained Business.

(b) During the period from the Closing until the second anniversary of the Closing Date, neither Seller nor Buyer nor any of their respective Affiliates will, directly or indirectly, anywhere in the world, encourage, induce, attempt to induce, solicit or attempt to solicit any employee of the other party or its Affiliates (including the employees of the Company after the Closing) to leave his or her employment with such other party or its Affiliates. Any discussions initiated by any one party’s employees with the other party and general solicitations for employment, including the use of employment agencies not directed to target the other party’s employees, conducted by or on behalf of the other party, will not be deemed to be a breach of this Section 7.10(b).

The parties hereby acknowledge that the covenants set forth in this Section 7.10 are reasonable in scope and a material inducement to enter into this Agreement and consummate the transactions contemplated hereby, and that the parties would not have entered into this Agreement if not for such covenants.

Section 7.11 Zhuhai Business Assets.

(a) Prior to Closing, Seller and its Affiliates shall transfer ownership of the Zhuhai Business Assets to the Company, free and clear of all Liens, on arm’s length terms and in a manner that complies with PRC law in all material respects including with respect to taxation, Customs control and foreign currency control. Seller shall provide Buyer, for Buyer’s advance approval (which approval shall not be unreasonably withheld, conditioned or delayed), drafts of all documentation used or proposed to be used to effect the transfer of any assets or liabilities into the Company prior to or at the Closing and any filings with any Governmental Authority with respect to such transfer and any changes to the Company’s registered capital and total investment.

(b) Following the Closing, if any Zhuhai Line Equipment is not fully functional at any time within the thirty (30) calendar day period following the Closing Date, Seller shall fix such Zhuhai Line Equipment at Seller’s expense within a reasonable period of time after receiving written notification of such malfunction, or Seller shall reimburse Buyer for the pro-rata potion of the Closing Purchase Price allocated to such malfunctioning Zhuhai Line Equipment.

Section 7.12 Other Business Assets.

(a) After the Closing, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to deliver the Other Business Assets to the Zhuhai Facility in order to effect the Asset Transfer by December 31, 2012. The Other Business Assets may be delivered to the Zhuhai Facility in one or more shipment, but all of the Other Business Assets must be delivered by March 31, 2013.

(b) Until each of the Other Business Assets transferred to the Buyer or the Company in an Asset Transfer pursuant to Section 2.02, Seller shall, and Seller shall cause its Affiliates:

(i) To maintain such Other Business Assets in substantially the same condition as they are on the date of this Agreement;

(ii) Not to sell, lease, license, assign, exchange, pledge, mortgage, encumber, abandon or otherwise transfer or create or incur any Lien (other than Permitted Liens) against any Other Business Asset; and

(iii) Not to fail to comply in any material respect with any Applicable Law relating to the Other Business Assets.

Section 7.13 Right of First Refusal to Retained Business.

(a) At least 30 days prior to Seller or any of its Affiliates undertaking to solicit or otherwise knowingly encourage (a “Solicitation”) any offer, proposal or agreement by one or more third parties to acquire (whether by merger, asset purchase, consolidation, reorganization or otherwise) all or substantially all of the Retained Business, Seller shall provide notice to Buyer of the intended Solicitation, and such notice shall describe the intended scope of the transaction to be solicited. Buyer shall have 10 Business Days after Buyer’s receipt of such notice to notify Seller in writing of its intention to submit a Buyer Proposal (as defined below) (the “Buyer Offer Notice”). Within the 20 Business Days after Seller receives the Buyer Offer Notice (the “Offer Period”), Buyer may, in its sole discretion, present one or more proposals relating to an acquisition of all or substantially all of the Retained Business (each, a “Buyer Proposal”). During the Offer Period, Seller agrees to, and agrees to cause its Affiliates to, negotiate in good faith with Buyer to reach terms of an acquisition by Buyer of all or substantially all of the Retained Business. Following the expiration of the Offer Period (or following the date the Buyer Offer Notice was required to be delivered, if no such notice was so delivered), Seller may commence the Solicitation, subject to Section 7.13(b) below, unless Buyer and Seller have entered into a letter of intent or other agreement providing otherwise.

(b) Whether as the result of a Solicitation in compliance with Section 7.13(a) or otherwise, Seller shall not enter into any binding agreement or arrangement (including, without limitation, any exclusive negotiation period, no shop agreement, contractually binding term sheet, or merger agreement or any similar agreement or arrangement providing for Seller to pay termination or break-up fees) with any Person, with respect to any acquisition (whether by merger, asset purchase, consolidation, reorganization or otherwise) by a third party of all or substantially all of the Retained Business (an “Acquisition Proposal”), until Seller satisfies the following process (the “ROFR Process”) with respect to such Acquisition Proposal:

(i) Seller shall promptly provide notice (the “ROFR Notice”) to Buyer of the material terms and conditions (including price and form of consideration) of the Acquisition Proposal and the identity of the counterparty to the Acquisition Proposal;

(ii) Within 10 Business Days following receipt of the ROFR Notice, Buyer shall (A) have a right of first refusal, upon delivery of an exercise notice to Seller (the “Exercise Notice”), to enter into a transaction with Seller on substantially the same terms as the Acquisition Proposal, and (B) in the alternative, shall have a right to commence a negotiation process with Seller, upon delivery of a notice to Seller of Buyer’s desire to commence such a process (the “Negotiation Notice”), for an alternative transaction for the acquisition by Buyer of all or substantially all of the Retained Business (an “Alternative Transaction”).

(iii) If Buyer delivers an Exercise Notice, Seller and Buyer (or their respective Affiliates) shall, within a period of 30 Business Days after delivery of such notice, enter into a definitive agreement on substantially the same terms as the Acquisition Proposal.

(iv) If Buyer delivers a Negotiation Notice, Seller and Buyer shall use their best efforts, within a period of 20 Business Days (the “Alternative Transaction Negotiation Period”) after delivery of such notice, to negotiate an Alternative Transaction.

(v) If Buyer delivers neither an Exercise Notice nor a Negotiation Notice within 10 Business Days following Buyer’s receipt of the ROFR Notice, or if the parties fail to reach agreement by the end of the Alternative Transaction Negotiation Period, Seller shall be free to enter into a definitive agreement on substantially the same terms as the Acquisition Proposal with the original counterparty thereto, provided that the terms of the transaction as provided in the definitive agreement are, on the whole, no less favorable to Seller and its Affiliates from a financial point of view than the terms presented in Buyer’s last proposal for an Alternative Transaction during the Alternative Transaction Negotiation Period.

(c) Prior to the completion of the ROFR Process, Seller shall not, and shall cause its Affiliates not to, enter into any agreement that would impose limitations or restrictions on (i) Seller’s or its Affiliates’ compliance with the provisions of this Section 7.13, (ii) their ability to receive, accept, approve, recommend to their security holders, or enter into any agreement or arrangement with Buyer or its Affiliates for an Alternative Transaction or for a transaction on substantially the same terms as the Acquisition Proposal, or (iii) their ability to consummate any such transaction with Buyer or its Affiliates.

(d) During the Offer Period or the duration of the ROFR Process, as the case may be, Seller shall provide Buyer and its Affiliates reasonable access (in light of all reasonable diligence requests which may be presented by Buyer during such period) within normal business hours to Seller’s and its Affiliates’ facilities, personnel, management, documents, and other information relating to the Retained Business and the Bukit Raja Facility to enable Buyer to conduct a due diligence investigation customary in a merger and acquisition context.

(e) The provisions of this Section 7.13 shall expire on the three year anniversary of the Closing Date.

Section 7.14 Transaction Incentives.

(a) To the extent the Company, Seller or its Affiliates (i) pays any portion of a Retention Bonus or (ii) makes any Cash Severance Payment (together, the “Pre-Closing Incentive Payments”), Buyer shall reimburse Seller and its Affiliates for the amount of such Pre-Closing Incentive Payments made prior to the earlier of the Closing Date or the date of the termination of this Agreement, as applicable, up to the Maximum Incentive Amount (which maximum amount shall be reduced by the sum of (x) the Assumed Severance Liabilities, plus (y) the unpaid portion of the Retention Bonuses, in each case, as of the Closing (such sum, the “Post-Closing Incentive Obligations”)). At Buyer’s request, Seller shall provide Buyer with reasonably acceptable evidence of the amount of such Pre-Closing Incentive Payments and of the amount of Post-Closing Incentive Obligations. No reimbursements under this Section 7.14 shall be required to be made prior to the earlier to occur of (i) the Closing or (ii) the termination of this Agreement. Seller shall use commercially reasonable efforts to transfer employees through use of Retention Bonuses and/or Assumed Severance Liabilities, rather than Cash Severance Payments.

(b) If the Post-Closing Incentive Obligations as of the Closing are greater than the Maximum Incentive Amount, then Buyer shall be entitled to offset the amount by which the Post-Closing Incentive Obligations exceed the Maximum Incentive Amount (the “Excess Incentive Obligations”) from the Closing Purchase Price.

(c) The reimbursement obligations of Buyer under this Section 7.14 and Section 2.02(b) shall survive the termination of this Agreement and shall be payable whether or not the Closing ever occurs, provided, however, that Buyer’s reimbursement obligations under Section 7.14 and Section 2.02(b) shall terminate if (i) either party terminates this Agreement as a result of a failure to obtain a Required Consent or (ii) the Buyer terminates this Agreement pursuant to Section 9.01(a)(ii) or Section 9.01(a)(iii).

ARTICLE 8

CONDITIONS TO THE CLOSING

Section 8.01 Conditions to the Obligations of Seller. The obligation of Seller to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a) Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement (x) that are not qualified by “materiality” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing and (y) that are qualified by “materiality” shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing.

(b) Covenants of Buyer. Buyer shall have performed and complied in all material respects with all covenants, obligations and agreements in this Agreement required to be performed and complied with by it at or before the Closing.

(c) Deliveries to Seller. Seller shall have received all of Buyer’s deliveries due prior to or at the Closing, pursuant to Section 2.03(d).

(d) Consents and Approvals. Buyer, the Company and Seller shall have received all authorizations, consents, Orders and approvals of all Governmental Authorities and officials set forth on Schedule 8.01(d).

(e) China Closing. The China Closing has successfully occurred.

(f) No Proceeding or Litigation. No Proceeding shall have been commenced by or before any Governmental Authority against any of Seller or Buyer, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Seller, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.01(e) shall not apply if Seller has directly or indirectly solicited or encouraged any such Proceeding.

Section 8.02 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement (x) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date) and (y) that are qualified by “materiality” or Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing (except to the extent any such representation or warranty expressly relates to an earlier date, in which case, such representation and warranty shall be have been true and correct as of that date).

(b) Covenants of Seller. Seller shall have performed and complied in all material respects with all covenants, obligations and agreements in this Agreement required to be performed and complied with by it at or before the Closing.

(c) No Material Adverse Effect. No event, occurrence, change, effect or condition of any character shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d) Deliveries to Buyer. Buyer shall have received all of Seller’s deliveries due prior to or at the Closing, pursuant to Section 2.03(c).

(e) No Proceeding or Litigation. No Proceeding shall have been commenced or threatened by or before any Governmental Authority against any of Seller or Buyer, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Buyer, is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect or otherwise render inadvisable, in the sole discretion of Buyer, the consummation of the transactions contemplated by this Agreement.

(f) Consents and Approvals. Buyer, the Company and Seller shall have received all authorizations, consents, Orders and approvals of all Governmental Authorities and officials set forth on Schedule 8.01(d) and all third-party consents, approvals, waivers and terminations set forth on Schedule 8.02(f) (such third-party consents, the “Required Consents”).

(g) Zhuhai Business Assets. Seller shall have transferred the Zhuhai Business Assets to the Company, free and clear of all Liens, on arm’s length terms and in a manner that complies with PRC law in all material respects including with respect to taxation, Customs control and foreign currency control.

(h) Antitrust Approvals. Any approvals, authorizations or clearances as may be required under the HSR Act or any other antitrust or competition laws applicable to the purchase of the Equity Interests and the Other Business Assets contemplated by this Agreement shall have been obtained and all requirements, including any applicable waiting periods, thereunder shall have been satisfied.

(i) Business Payables. Seller shall have satisfied, or cause to be satisfied, all of Seller’s or its Affiliates’ outstanding payables due to suppliers, to the extent those payables relate to the Zhuhai Business as of the Closing.

(j) Employees. Provided that (i) Buyer has not withheld consent to any proposed Transaction Incentive and (ii) Buyer has satisfied the covenants in Section 7.14, then at least 325 direct labor Zhuhai Employees and 130 indirect labor Zhuhai Employees shall have been transferred to the Company and shall presently be employed by the Company. For the avoidance of doubt, if Buyer has (x) withheld consent to any proposed Transaction Incentive and (y) not satisfied the covenants in Section 7.14, there shall be no condition to Buyer’s obligations hereunder that a minimum number of direct or indirect labor Zhuhai Employees shall have been transferred to the Company or be presently employed by the Company.

(k) China Closing. The China Closing has successfully occurred.

(l) Transition Services Agreement. The Transition Services Agreement shall remain in effect.

(m) Change in Business Scope. Seller shall have obtained approval from the applicable Governmental Authorities of a change of the business scope of the Company’s business license as approved and issued by the State Administration of Industry and Commerce so as to include the design, development, manufacture, assembly, sale and support of digital cameras and components thereof within such business scope.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by Buyer if, between the date hereof and the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect, (ii) any representation or warranty of Seller is inaccurate such that the condition set forth in Section 8.02(a) would not be satisfied, (iii) Seller shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it or (iv) Seller or any of its Subsidiaries makes a general assignment for the benefit of creditors, or any Proceeding shall be instituted by or against Seller or any of its Subsidiaries seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Applicable Law relating to bankruptcy, insolvency or reorganization;

(b) by either Seller or Buyer if the Closing shall not have occurred by September 15, 2012; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by either Buyer or Seller in the event that any Governmental Authority shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; or

(d) by the mutual written consent of Buyer and Seller.

Section 9.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, (i) this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party hereto from liability for any breach of this Agreement and (ii) Buyer and Seller shall take commercially reasonable efforts to transfer the Equity Interests back to Seller as promptly as practicable.

Section 9.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

ARTICLE 10

GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests and other communications to any party required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 10.01), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

if to Buyer Parent, to:

Tessera Technologies, Inc.

3025 Orchard Parkway

San Jose, California 95134

Attention:	Bernard J. Cassidy, Executive Vice President and General Counsel
Facsimile:	(408) 321-2907

**with email copy, which shall not constitute notice, to bcassidy@tessera.com with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention:	Robert A. Koenig
Facsimile No.:	(650) 463-2600

**with email copy to robert.koenig@lw.com

if to Buyer, to:

DigitalOptics Corporation

3025 Orchard Parkway

San Jose, California 95134

Attention:	Farzan Bob Roohparvar, President
Facsimile:	(408) 321-0857

**with email copy, which shall not constitute notice, to broohparvar@tessera.com with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention:	Robert A. Koenig
Facsimile No.:	(650) 463-2600

**with email copy to robert.koenig@lw.com

if to Seller, to:

Flextronics International Ltd.

847 Gibraltar Drive

Milpitas, California 95033

Attention: Mike McNamara, President and CEO

Jonathan Hoak, General Counsel

Facsimile: (408) 935-8147

**with email copy, which shall not constitute notice, to mike.mcnamara@flextronics.com or jon.hoak@flextronics.com with a copy to:

White & Case LLP

3000 El Camino Real

5 Palo Alto Square, 9th Floor

Palo Alto, California 94036

Attention:	Brady Mickelsen
Facsimile:	(650) 213-8158

**with email copy, which shall not constitute notice, to bmickelsen@whitecase.com or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Notices shall be deemed delivered upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the Business Day such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the Business Day after which such notice is sent; (iii) on the first Business Day following the day such notice is deposited with a commercial courier if sent by commercial overnight delivery service; or (iv) the fifth Business Day following deposit thereof with the U.S. Postal Service as aforesaid.

Section 10.02 Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Seller Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on the face thereof.

Section 10.03 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 10.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that without the consent of Seller, Buyer may (i) assign its rights and obligations hereunder to any of its Affiliates or (ii) assign its rights and obligations hereunder in connection with any sale of all or substantially all of the assets of Buyer (or such Affiliate), or a transfer of voting control of Buyer (or such Affiliate), including by way of merger.

Section 10.05 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to the conflicts of law rules of such state.

Section 10.06 Jurisdiction. The parties hereto agree that any suit, action or other Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Northern District of California (or if such action cannot be brought therein, in any California State Court), so long as one of such courts shall have subject matter jurisdiction over such suit, action or other Proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of California, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or other Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such suit, action or other Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or other Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

Section 10.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.08 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. All signatures of the parties to this Agreement may be transmitted by facsimile or PDF, and such facsimile or PDF will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces and will be binding upon such party. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns and Buyer Indemnified Parties, as applicable.

Section 10.09 Entire Agreement; Interpretation. This Agreement, the Ancillary Agreements and the documents, agreements, certificates and instruments contained herein and therein, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. As all parties have participated in the drafting of this Agreement, any ambiguity in drafting shall not be construed against any party as the drafter.

Section 10.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Stock and Asset Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FLEXTRONICS INTERNATIONAL LTD.

By:	/s/ Manny Marimuthu
Name: Manny Marimuthu
Title: Authorized Signatory

DIGITALOPTICS CORPORATION

By:	/s/ Farzan Bob Roohparvar
Name: Farzan Bob Roohparvar
Title: President

With respect to matters set forth in Section 7.06, Section 7.09 and Article 10 of this Stock and Asset Purchase Agreement only:

TESSERA TECHNOLOGIES, INC.

By:	/s/ Michael Anthofer
Name: Michael Anthofer
Title: EVP/CFO

[SIGNATURE PAGE TO STOCK AND ASSET PURCHASE AGREEMENT]